ASSET ACQUISITION AGREEMENT
AND
PLAN OF REORGANIZATION

THIS ASSET ACQUISITION AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) is made and entered in on this the 4th day of October, 2006, by and among Tandem Energy Corporation, a Colorado corporation (“Seller”), Platinum Energy Resources, Inc., a Delaware corporation (“Platinum”), and PER Acquisition Corporation, Delaware corporation and a wholly owned subsidiary of Platinum (“Buyer”).

BACKGROUND

A. Seller is currently engaged in the oil and gas exploration and production business;

B. Buyer desires to acquire, and Seller desires to sell, all of the assets and properties of Seller, including all aspects of Seller’s business, and Buyer desires to assume certain liabilities of Seller, all in exchange solely for voting stock of Platinum (the “Acquisition”); and

C. The parties intend that the Acquisition shall be treated for United States federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(C) of the Code, and that this Agreement, as it relates to the Acquisition, shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-3.

ARTICLE I

DEFINITIONS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings ascribed to them below:

(a) “Affiliate” of a person shall mean (i) a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person and (ii) an "associate," as that term is defined in Rule 12b-2 promulgated under the Exchange Act.

(b) “Ancillary Documents” shall mean each agreement, instrument and document (other than this Agreement) executed or to be executed by Seller, Platinum, Buyer or their respective shareholders in connection with the consummation of the transactions contemplated hereby.

(c) “Applicable Law” shall mean any statute, law, rule or regulation or any judgment, order, writ, injunction or decree of any Governmental Authority to which a specified person or property is subject.

(d) “Assets” shall mean all of the assets, properties and rights of Seller, whether such assets, properties and rights are tangible or intangible, of every kind, nature and description wherever situated, including, without limitation, all of the assets, properties and rights owned by Seller on the Closing Date but excluding Seller’s charter to exist as a corporation, Seller’s minute book, Seller’s corporate seal, and other corporate records having exclusively to do with its corporate organization and capitalization. The Assets being conveyed hereunder include but are not limited to the following:

(i) All assets of Seller shown on Seller’s Balance Sheet;

(ii)All equipment and other items of tangible personal property utilized in connection with the operation of the Business and whether or not such items of tangible personal property are of such character to be considered to be fixtures;

(iii)All cash, time and demand deposits and cash equivalents of Seller as of the Closing;

(iv)All accounts receivable of Seller;

(v)The interests of Seller in all Contracts to which Seller is a party;

(vi)The interests of Seller in all licenses and permits held by Seller relating to the ownership, development and operation of the Assets to the extent such licenses and permits are assignable;

(vii)All insurance policies with respect to the Assets and any and all rights of Seller thereunder;

(viii)All intellectual property rights owned by Seller;

(ix)All capital stock of Mixon Drilling, Inc. and all limited partnership units in Spring Creek Limited Partnership;

(x)All financial, customer, administrative and personnel records (including, without limitation, all equipment records, administrative files, customer lists and records, and customer billing records, documents, catalogs, books, records, files, operating manuals, and existing financial data relating to the ownership and operation of the Assets);

(xi)All goods and consumable supplies used in connection with the operation of the Acquired Business or the Assets;

(xii)The interests of Seller in and to all personal property, tangible or intangible, arising or acquired by Seller in the Ordinary Course of Business relating to the Assets, between the date of execution of this Agreement and the Closing Date;

                (xiii) All prepaid expenses of Seller relating to the Business;

(xiv)The interests of Seller in and to its telephone number, its facsimile number and its Seller internet domain name;

(xv)The interests of Seller in and to the name “Tandem Energy Corporation” and any variation thereof, and any related going concern value and goodwill; and

(xvi)All computer software and all computer disks and programs owned, licensed or otherwise used in the Business.

(xvii)All real property owned by Seller, including improvements and structures thereon and appurtenances thereto and including the Oil and Gas Interests

(e) “Business” shall mean the oil and gas exploration and production business of the Seller, including all of the Oil and Gas Interests of Seller.

(f) “Business Day” shall mean a day on which banks are open for the transaction of business in Dallas, Texas.

(g) “Closing” shall mean the consummation of the exchange of Assets for the Platinum Exchange Shares (as such term is defined in Section 2.04).

(h) “Closing Date” shall mean the date on which the Closing occurs.

(i) “Code” shall mean the Internal Revenue Code of 1986, as amended

(j) “Contract” shall mean, when such term is capitalized herein, written or oral agreements, commitments or arrangements of Seller.

(k) “Control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person, whether through ownership of voting securities, by contract, or otherwise.

(l) “Control Persons” means Tim G. Culp, Jack A. Chambers, Michael G. Cunningham and Todd M. Yocham.

(m) “Encumbrances” shall mean liens, charges, pledges, options, mortgages, deeds of trust, security interests, claims, restrictions (whether on voting, sale, transfer, disposition or otherwise), easements and other encumbrances of every type and description, whether imposed by law, agreement, understanding or otherwise.

(n) “Environmental Law” shall mean any and all laws, statutes, ordinances, rules, regulations, notices, orders or determinations of any tribal authority or other Governmental Authority pertaining to health or the environment, including, without limitation, the Clean Air Act, as amended: the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (“CERCLA”), as amended; the Federal Water Pollution Control Act, as amended; the Occupational Safety and Health Act of 1970, as amended; the Resource Conservation, and Recovery Act of 1976 (“RCRA”), as amended; the Safe Drinking Water Act, as amended; the Toxic Substances Control Act, as amended; the Hazardous & Solid Waste Amendments Act of 1984, as amended; the Superfund Amendments and Reauthorization Act of 1986, as amended; the Hazardous Materials Transportation Act, as amended; any state laws pertaining to the handling of oil and gas exploration or production wastes or the use, maintenance and closure of pits and impoundments; and any other environmental conservation or protection laws. As used in this Agreement with respect to Environmental Law, “hazardous substance” and “release” (or “threatened release”) have the meanings specified in CERCLA, and the terms “solid waste” and “disposal” (or “disposed”) have the meanings specified in RCRA; provided, however, that (A) to the extent the laws of the jurisdiction wherein any assets are located establish a meaning for “hazardous substance,” “release,” “solid waste” or “disposal” that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply and (B) the terms “hazardous substance” and “solid waste” shall include all oil and gas exploration and production wastes that may present an endangerment to public health or welfare or the environment, even if such wastes are specifically exempt from classification as hazardous substances or solid wastes pursuant to CERCLA or RCRA or the state analogues to those statutes.

(o) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

(p) “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

(q) “Good, Marketable and Defensible Title” shall mean title in and to the Oil and Gas Interests that, except for any permitted Encumbrances, and that to Seller’s knowledge:

(i) Is free and clear of all defects, burdens and liens;

(ii) In the case of each Oil and Gas Interest, (A) is filed, recorded or otherwise referenced of record in the records of the applicable county in a manner which under applicable local law constitutes imputed notice of such Oil and Gas Interest to third parties acquiring an interest in or an encumbrance against such Oil and Gas Interest, or (1) in the case of federal leases, in the records of the applicable office of the Bureau of Land Management, (2) in the case of Indian leases and mineral development agreements, in the applicable office of the Bureau of Indian Affairs or applicable tribal records, or (3) in the case of state leases, in the records of the applicable state land office, but only to the extent the records referenced in (1), (2) and (3) above constitute imputed notice under applicable local law to third parties acquiring an interest in or an encumbrance against such leases, or (B) is assignable to Seller or a Buyersidiary out of an interest of record (as provided in clause (A) above), but only to the extent that all conditions required to earn an enforceable right to such assignment have been satisfied and the record owner of such interest is ready, willing and able to make such assignment;

(iii) In the case of each Oil and Gas Interest set forth in the reserve reports of Seller that entitles Seller to receive and retain, without reduction, suspension or termination and after deduction of all applicable royalties, overriding royalties, production payments or other burdens payable out of production, not less than the percentage set forth in the reserve reports as Seller’s “Net Revenue Interest” of all Hydrocarbons produced, saved and marketed from such Oil and Gas Interest, through the productive life of such Oil and Gas Interest, except for changes or adjustments in such “Net Revenue Interest” after the date hereof and in compliance with Seller’s covenants and agreement under this Agreement that result from the establishment of new units, changes in existing units (or the participating areas therein), the entry into of new pooling or unitization agreements, or an election not to participate in an operation under a joint operating agreement or a unit agreement;

(iv) In the case of each Oil and Gas Interest set forth in the reserve report of Seller that obligates Seller to bear not greater than the percentage set forth in the reserve report as Seller’s “Working Interest” of the costs and expenses relating to the maintenance, development and operation of such Oil and Gas Interest (including the plugging and abandonment and site restoration with respect to all existing and future wells located thereon or attributable thereto), through plugging, abandonment and salvage of all wells and related lease facilities located on such Oil and Gas Interest or lands pooled, unitized or otherwise combined therewith, except for changes or adjustments in such “Working Interest” after the date hereof and in compliance with Seller’s covenants and agreement under this Agreement that result from the establishment of new units, changes in existing units (or the participating areas therein), the entry into of new pooling or unitization agreements, or an election by a third party not to participate in an operation under a joint operating agreement or a unit agreement;

(v) In the case of each Oil and Gas Interest, reflects that all royalties, rentals, Pugh clause payments, shut in gas payments and other payments due with respect to such Oil and Gas Interest have been properly and timely paid, except for payments held in suspense for title or other reasons which are customary in the industry and which will not result in grounds for cancellation of Seller’s rights in such Oil and Gas Interest; and

(vi) Reflects that all consents to assignment, notices of assignment or preferential purchase rights which are applicable to or must be complied with in connection with the transaction contemplated by this Agreement, have been obtained and complied with to the extent the failure to obtain or comply with the same could render this transaction or any such prior sale, assignment or transfer (or any right or interest affected thereby) void or voidable or could result in Seller incurring any liability or loss of title.

(r) “Governmental Authority” shall mean any court or tribunal in any jurisdiction (domestic or foreign) or any public, governmental, or regulatory body, agency, department, commission, board, bureau or other authority or instrumentality (domestic or foreign, federal or state).

(s) “HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(t) “Hydrocarbons” shall mean oil, condensate, gas, casinghead gas and other liquid or gaseous Hydrocarbons.

(u) “Hydrocarbon Agreement” shall mean any of the Hydrocarbon Sales Agreements and Hydrocarbon Purchase Agreements.

(v) “Hydrocarbon Purchase Agreement” shall mean any material sales agreement, purchase contract, or marketing agreement that is currently in effect and under which Seller is a buyer of Hydrocarbons for resale (other than purchase agreements entered into in the ordinary course of business with a term of three months or less, terminable without penalty on 30 days' notice or less, which provide for a price not greater than the market value price that would be paid pursuant to an arm's-length contract for the same term with an unaffiliated third-party seller, and which do not obligate Seller to take any specified quantity of Hydrocarbons or to pay for any deficiencies in quantities of Hydrocarbons not taken).

(w) “Hydrocarbon Sales Agreement” shall mean any material sales agreement, purchase contract, or marketing agreement that is currently in effect and under which Seller is a seller of Hydrocarbons (other than “spot” sales agreements entered into in the ordinary course of business with a term of three months or less, terminable without penalty on 30 days` notice or less, and which provide for a price not less than the market value price that would be received pursuant to an arm's- length contract for the same term with an unaffiliated third party purchaser).

(x) “IRS” shall mean the Internal Revenue Service.

(y) “Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are actually known by the chief executive officer, president, chief financial officer, or any senior executive or other vice president of such Person without any inquiry or investigation.

(z) “Material Adverse Change” shall mean with respect to any Person, any adverse change or adverse condition in or relating to the financial condition, of such Person and its subsidiaries that is material to such Person and its subsidiaries taken as a whole.

(aa) “Material Contract” shall mean, as relates to Seller, (i) oil and gas leases, (ii) operating agreements relating to such leases, and (iii) Contracts relating to the Business and involving a total commitment by or to any party thereto of at least $10,000 on an annual basis and which cannot be terminated by Seller with notice of ninety (90) days or less without penalty to Seller.

(bb) “Oil and Gas Interests” shall mean: (i) direct and indirect interests in and rights with respect to oil, gas, mineral and related properties and assets of any kind and nature, direct or indirect, including, without limitation, working, royalty and overriding royalty interests, mineral interests, leasehold interests, production payments, operating rights, net profits interests, other non-working interests and non-operating interests; (ii) interests in and rights with respect to Hydrocarbons and other minerals or revenues therefrom and contracts in connection therewith and claims and rights thereto (including oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements and, in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations and concessions; (iii) easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (iv) interests in equipment and machinery (including well equipment and machinery), oil and gas production, gathering, transmission, compression, treating, processing and storage facilities (including tanks, tank batteries, pipelines and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

(cc) “Ordinary Course of Business” shall mean an action taken by a Person if:

(i) Such action is taken in the ordinary course of the normal day-to-day operations of such Person and is consistent with past practices of such Person;

(ii) Such action is not required to be authorized by the Board of Directors o of such Person and is not required to be specifically authorized by the shareholders, if any, of such Person; and

(iii) Such action is similar in nature and magnitude to actions customarily taken, without any authorization by the Board of Directors, in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

(dd) “Person” shall mean any individual, corporation, partnership, joint venture, association, joint-stock Seller, trust, enterprise, limited liability Seller, unincorporated organization or Governmental Authority.

(ee) “Proceedings” shall mean all proceedings, actions, claims, suits, investigations and inquiries by or before any arbitrator or Governmental Authority.

(ff) “Reasonable Best Efforts” shall mean a party’s best efforts in accordance with reasonable commercial practice and without the incurrence of unreasonable expense.

(gg) “Registration Statement” shall mean the registration statement on Form S-4 that Platinum intends to file with the SEC relating to registration of the Platinum Exchange Shares and the solicitation of proxies from Platinum’s shareholders.

(hh) “Related Person” shall mean either (i) a member of an affiliated group within the meaning of Section 1504 of the Code, but without regard to Section 1504(b), which includes Platinum (generally, a corporation of which Platinum owns at least 80% of both the vote and value, directly or indirectly through other affiliated corporations), or (ii) a corporation that is controlled by Platinum, or that controls Platinum, under the rules of Section 304(a)(2) of the Code without regard to Treasury Regulation section 1.1502-80(b) (generally, a corporation that Platinum owns at least 50% of its vote or value, subject to various attribution rules, or a corporation that owns at least 50% of the vote or value of Platinum, subject to various attribution rules) in each case as defined in Treasury Regulation Section 1.368-1(e)(3).

(ii) “SEC” shall mean the United States Securities and Exchange Commission.

(jj) “Seller’s Parent” shall mean Tandem Energy Holdings, Inc., a Nevada corporation.

(kk) “Subsidiary” shall mean an entity in which fifty percent (50%) or more of its outstanding equity securities or interests are owned by Seller.

(ll) “Tax” shall mean any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, produc-tion, severance, transportation, employment, payroll, franchise or other tax imposed by any United States federal, state or local (or any foreign or provincial) taxing authority, including any interest, penalties or additions attributable thereto.

(mm) “Tax Return” shall mean any return or report, including any related or supporting information, with respect to Taxes.

(nn) “Securities Act” shall mean the Securities Act of 1933, as amended

ARTICLE II

EXCHANGE OF ASSETS FOR STOCK

2.01 Acquisition of Assets. Subject to the terms and conditions specified in this Agreement, Seller shall convey, transfer and deliver to Buyer, and Buyer shall acquire from Seller, all of the Assets as specified herein on the Closing Date. Seller shall convey Good, Marketable and Defensible Title to the Assets and all parts thereof to Buyer free and clear of all Encumbrances, except as expressly provided in this Agreement or in the Seller’s Disclosure Schedule to the contrary.

2.02 Assumed Liabilities. Buyer shall assume or pay in full, at and as of the Closing Date, all of the liabilities, obligations and commitments of Seller except those specifically excluded pursuant to Section 2.03 of this Agreement. The liabilities, obligations and commitments of Seller assumed by Buyer pursuant to this Section 2.02 are hereinafter referred to as the “Assumed Liabilities.” As part of its obligation with respect to the Assumed Liabilities, Buyer shall pay in full at the Closing all of the then outstanding indebtedness of Seller to Guaranty Bank of Texas (or any successor bank), Tim G. Culp, the Estate of Dyke Culp and Jack A. Chambers, the present principal amount of each of which is set forth in Section 2.02 of the Seller Disclosure Statement.

The assumption of the Assumed Liabilities by Buyer shall not in any way limit the rights of Platinum or Buyer for any breach of the covenants, representations or warranties of Seller contained in this Agreement.

2.03 Excluded Liabilities. Except for the Assumed Liabilities, all of the liabilities and obligations or the Seller shall at and after the Closing remain the sole and exclusive responsibility of the Seller. Without limiting the generality of the foregoing, Buyer will not assume, and will not discharge or otherwise be liable for the following specific liabilities:

(a) Liabilities or obligations of Seller with respect to any transactions occurring after the Closing Date;

(b) Any Taxes imposed upon Seller by reason of the transactions contemplated by this Agreement;

(c) Liabilities or obligations of Seller arising out of its failure to comply with:

(1) Any provision of the federal securities laws, rules, or regulations; and

(2) The securities laws of any state or rules and regulations of any authorities administering such laws;

(d) Liabilities or obligations of Seller arising from or related to any employee welfare benefit plans or employee pension benefit plans, within the meaning of ERISA, maintained, sponsored or contributed to by Seller; and

(e) Liabilities or obligations of the Seller relating to or arising out of any actions, suits, claims, investigations or legal, administrative or arbitration proceedings pending or threatened against the Seller, to the extent that such actions, suits, claims, investigations or legal, administrative or arbitration proceeding relate to or arise out of events occurring prior to Closing.

The foregoing liabilities are hereinafter referred to as the “Excluded Liabilities.”

2.04 Acquisition Consideration. In exchange for the Assets transferred by Seller, Buyer shall issue and deliver to Seller that number of shares (rounded upward to the nearest whole share) of Platinum voting common stock, par value $0.0001 per share, (the “Platinum Common Stock”) determined by dividing Sixty Million Dollars ($60,000,000) by the actual per share conversion price, as calculated as the amount of funds held in Platinum’s trust account as of two business days prior to the Closing Date divided by Fourteen Million Four Hundred Thousand (14,400,000) (the “Platinum Exchange Shares”). Prior to the issuance and delivery of the Platinum Exchange Shares, Platinum shall have caused such Platinum Exchange Shares to be registered pursuant to a registration statement properly filed in accordance with Section 6 of the Securities Act and such registration statement shall have been declared effective by the SEC.

2.05 Closing. The Closing shall take place (i) at the offices of Snell Wylie & Tibbals, 1850 North Central, Suite 1800, Dallas, Texas, at 10:00 a.m., local time, on after the Business Day immediately following the date on which the later to occur of the receipt by Platinum of the approval of its shareholders of the Acquisition or the receipt by Seller’s Parent of the approval of its shareholders to the liquidation and dissolution of Seller’s Parent; or (ii) at such other time or place or on such other date as the parties hereto shall agree. The transfer of the Assets and the Acquired Business as provided in this Agreement shall be effected by assignments, bills of sale and other instruments of transfer and conveyance in that form necessary to effectively transfer all of Seller’s Assets and the Acquired Business to Buyer as specified by this Agreement and as reasonably required by Platinum, Buyer or their counsel. The assignment and assumption of the Assumed Liabilities as provided in this Agreement shall be effected by an assignment and assumption agreement and other instruments of assignment and assumption in the form necessary to effectively assign all of the Assumed Liabilities to Buyer and to have Buyer fully assume all the Assumed Liabilities as specified by this Agreement and as reasonably required by Seller or its counsel. All Closing transactions shall be deemed to have occurred simultaneously.

2.06 Liquidation and Dissolution of Seller. Promptly after the Closing Date but not later than thirty (30) calendar days after the Closing Date, Seller shall proceed, and Seller’s Parent shall cause Seller to proceed, with due diligence to wind up Seller’s affairs, liquidate, and distribute Seller’s remaining assets, including the Platinum Exchange Shares received pursuant to the exchange, to Seller’s Parent and voluntarily dissolve Seller. In connection with the winding up of Seller’s affairs, Seller shall proceed promptly after the Closing Date to prepare and file all income Tax Returns and reports required under Applicable Law, covering all periods (or portions of any period) ending on or before the Closing Date for which Tax Returns and reports have not previously been filed. Buyer shall have no obligations or responsibilities in connection with the liquidation and dissolution of the Seller. The Acquisition, including, without limitation, the sale of the Assets to Buyer, shall not be effected in any respect by the failure or delay of the Seller to effect or consummate its liquidation or dissolution.

ARTICLE III

SHAREHOLDER APPROVAL

3.01 Platinum. Platinum will use its Reasonable Best Efforts to take all steps necessary to hold a meeting of its shareholders at the earliest practicable date for the purpose of submitting this Agreement to them for approval and requesting authorization of the Acquisition. In connection with such meeting of shareholders, Platinum will solicit proxies from its shareholders and Platinum and Seller will cooperate with each other (including, without limitation, providing to each other appropriate information) for the purpose of complying with the requirements of the Securities Act and the Exchange Act, and the rule and regulations promulgated thereunder, as they relate to such meeting. In the materials that it provides in connection with its solicitation of proxies, Platinum shall include a recommendation of its board of directors that its shareholders approve the Acquisition.

3.02 Buyer. Buyer has obtained the consent of Platinum, its sole shareholder, to the Acquisition.

3.03 Seller. Seller has obtained the consent of Seller’s Parent, its sole shareholder, to the Acquisition.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.01 Representations and Warranties of Seller. Seller represents and warrants to Buyer and Platinum, except as set forth in the Disclosure Schedule which Seller shall furnish to Platinum and Buyer on or before November 10, 2006 (the “Seller Disclosure Schedule”) and which will set forth the exceptions to the representations and warranties contained in this Section 4.01 and items requiring description by this Section 4.01 under the captions referencing the subsections to which such exceptions apply, that:

(a) Organization and Good Standing of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado and has the requisite corporate power to carry on its business as it is now being conducted, and to own, operate or lease the properties and assets it currently owns, operates or holds under lease. Seller is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties owned or leased or the nature of its activities makes such qualification necessary.

(b) Organization and Good Standing of Subsidiary. Seller has one subsidiary, Mixon Drilling, Inc., which is a corporation duly organized, validly existing and in good standing under the laws of the state of its incorporation and has the requisite power to carry on its respective business as it is now being conducted, and to own, operate or lease the properties and assets it currently owns, operates or holds under lease. Seller’s subsidiary is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of their respective properties owned or leased or the nature of their activities makes such qualification necessary.

(c) Power. Seller has the power and authority to enter into this Agreement and perform this Agreement and the transactions contemplated hereby. The execution, delivery and performance of this Agreement by Seller, and the consummation of the transactions contemplated hereby, will not (i) violate or conflict with any provision of the certificate of organization or bylaws of Seller, (ii) violate or conflict with any material agreement or instrument to which Seller is a party or by which Seller or any of the properties are bound; (iii) violate or conflict with any judgment, order, ruling, or decree applicable to Seller as a party in interest, (iv) violate or conflict with any law, rule or regulation applicable to Seller, or (v) result in the creation or imposition of any lien, charge or other encumbrance upon the Assets.

(d) Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by Seller and the Ancillary Documents to which Seller is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate Proceedings are necessary to authorize the execution, delivery or performance of this Agreement and the Ancillary Documents to which Seller is a party. This Agreement has been, and each of the Ancillary Agreements to be executed by Seller at Closing will be, duly executed and delivered by Seller and constitute the valid and binding obligation of Seller, enforceable in accordance with their respective terms.

(e) Governmental Authorities; Consents. Seller is not required to submit any notice, report or other filing with any Governmental Authority in connection with its execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, and, except as set forth in the Seller Disclosure Schedule, no consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by Seller in connection with its execution, delivery and performance of this Agreement or the transactions contemplated hereby and except for such consents, approvals and authorizations which, if not obtained, would not result in a Material Adverse Change with respect to Seller.

(f) Capital Stock. The authorized capital stock of Seller consists of 500,000 shares of common stock, of which 500 shares are currently issued and outstanding. All of the outstanding shares of Seller’s common stock have been duly authorized and are validly issued, fully paid and nonassessable. All outstanding shares of capital stock of Seller’s subsidiary and 33.33% of the limited partnership units in Spring Creek Limited Partnership are owned by Seller, free and clear of any Encumbrances. All outstanding shares of capital stock of Seller are owned by Seller’s Parent and are free and clear of any Encumbrances.

(g) Financial Statements. The following audited and unaudited financial statements (collectively, the “Seller Financial Statements”) have been delivered to Purchaser and are attached as Appendix 4.01(d) to the Seller Disclosure Schedule:

(i) The audited consolidated balance sheet of Seller’s Parent as of December 31, 2005, and the related audited statements of operations and changes in stockholders' equity for the fiscal year then ended; and

(ii) The unaudited consolidated balance sheet of Seller’s Parent and the related unaudited statements of operations for the period ended June 30, 2006.

The Seller Financial Statements (i) have been, or will be, prepared in accordance with generally accepted accounting principles (“GAAP”) on a basis consistent throughout the periods covered thereby; (ii) present, or will present, fairly, in all material respects, the financial condition of Seller as of the dates thereof and the results of their operations for the periods then ended; and (iii) are, or will be, consistent with the books and records of Seller, which books and records are true, correct and complete in all material respects. For purposes of this Agreement, the “Balance Sheet” means the consolidated balance sheet of Seller’s Parent dated as of June 30, 2006, and the “Balance Sheet Date” means June 30, 2006. All liabilities and obligations, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, which existed at the date of the Seller Financial Statements and are required, under GAAP, to be recorded or disclosed in the balance sheets included in the Seller Financial Statements or disclosed in notes to the Seller Financial Statements are, or will be, so recorded or disclosed.

Since the Seller Balance Sheet Date there has been no change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of Seller and its subsidiary, which has had or is reasonably likely to result in a Material Adverse Change. To Seller’s knowledge, the accounts receivable of Seller included in the Seller Balance Sheet are reasonably expected to be collectible substantially in full over a reasonable period subject to reserves for bad debt established therefor and which are reflected in the Seller Financial Statements (by use of Seller's normal collection methods without resort to litigation or reference to a collection agency), and to Seller’s knowledge, (i) there do not exist any defenses, counterclaims and set-offs which would materially adversely affect such receivables, and (ii) all such receivables are actual and bona fide receivables representing obligations for the total dollar amount thereof shown on the books of Seller. Seller has performed all obligations in all material respects with respect thereto which they were obligated to perform to the date hereof.

(h) Condition of Properties. To the Knowledge of Seller, except as may be limited by the ordinary course of business occurring on a day-to-day basis, all properties and assets owned or utilized by Seller and its subsidiary, specifically including, but not limited to, the oil and gas properties owned by Seller, are in good operating condition and repair, free from any defects (except such minor defects as do not interfere with the use thereof in the conduct of the normal operations of Seller and its subsidiary), ordinary wear and tear excepted, and have been maintained consistent with prudent industry practice. No other assets or properties are needed to permit Seller and its subsidiary to carry on their respective businesses as conducted during the preceding 12 months and as proposed to be conducted. To the Knowledge of Seller, all buildings, plants and other structures owned or otherwise utilized by Seller and its subsidiary are in good condition and repair, ordinary wear and tear excepted, and have no structural defects or other defects (except such minor defects as do not significantly interfere with the use thereof in the conduct of the normal operations of Seller and its subsidiary) and are suitable and adequate for the purposes for which they are presently being used.

(i) Intellectual Property. Seller and its subsidiary own, or are licensed or otherwise has the right to use, all patents, patent rights, trademarks, trademark rights, trade names, trade name rights, service marks, service mark rights, copyrights, technology, know-how, processes and other proprietary intellectual property rights and computer programs (“Intellectual Property Rights”) which are material to the condition (financial or otherwise) or conduct of the business and operations of Seller and its subsidiary. To the knowledge of Seller, (i) the use of Intellectual Property Rights by Seller and its subsidiary does not infringe on the Intellectual Property Rights of any person, subject to such claims and infringements as do not, in the aggregate, give rise to any liability on the part of Seller or its subsidiary which could result in a Material Adverse Change; and (ii) no one or more persons are, in any manner that in the aggregate could result in a Material Adverse Change, infringing on any Intellectual Property Right of Seller and its subsidiary. No claims are pending or, to the Knowledge of Seller, threatened that Seller is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property Right.

(j) No Undisclosed Liabilities. Neither Seller nor its subsidiary has any debt, liability or obligation of any kind, whether accrued, absolute, contingent, inchoate, determined, determinable, or otherwise, except for (i) liabilities or obligations which, individually or in the aggregate, would not result in a Material Adverse Change; (ii) liabilities or obligations under this Agreement or incurred in connection with the transactions contemplated hereby; (iii) liabilities or obligations disclosed in the Balance Sheet or footnotes thereto; and (iv) liabilities or obligations arising in the ordinary course of business after the Balance Sheet Date and which do not result in a Material Adverse Change.

(k) No Litigation. There is no suit, action, proceeding, or investigation presently pending or, to the Knowledge of Seller, threatened against or affecting the Seller or its subsidiary or the Assets that has had or could reasonably be expected to result in a Material Adverse Change or prevent, hinder or materially delay the ability of the Seller to consummate the Acquisition, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Seller or its subsidiary or the Assets which has had, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(l) Compliance with Laws and Permits. Neither Seller nor its subsidiary is in violation of, or in default in any material respect under, and no event has occurred that (with notice or the lapse of time or both) would constitute a violation of or default under any applicable law, rule, regulation, ordinance, order, writ, decree or judgment of any Governmental Authority. Seller and its subsidiary have obtained and hold all permits, licenses, variances, exemptions, orders, franchises, approvals and authorizations of all Governmental Authorities necessary for the lawful conduct of its business and the lawful ownership, use and operation of the Assets (the “Seller Permits”), except for Seller Permits which the failure to obtain or hold would not, individually or in the aggregate, result in a Material Adverse Change. Seller and its subsidiary are in compliance with the terms of the Seller Permits, except where the failure to comply would not, individually or in the aggregate, result in a Material Adverse Change. All of the Seller Permits are in full force and effect and no action or claim is pending nor, to the Knowledge of Seller, is threatened to revoke or terminate any Seller Permit or declare any Seller Permit invalid in any material respect. No investigation or review by any Governmental Authority with respect to Seller or its subsidiary is pending or, to the knowledge of Seller, threatened, other than those the outcome of which would not, individually or in the aggregate, result in a Material Adverse Change. All Seller Permits that are material to Seller are set forth in Section 4.01(l) of the Seller Disclosure Schedule.

(m) Title to Assets. Seller has Good, Marketable and Defensible Title to all of its Oil and Gas Interests. All leases relating to the Oil and Gas Interests are in full force and effect, and Seller has not received any notice of default with respect to any of such leases.

(n) Oil and Gas Operations. To the Knowledge of Seller, as to wells not operated by Seller, and without qualification as to Knowledge, as to wells operated by Seller:

(i) As of the date of this Agreement, (A) none of the wells included in the Oil and Gas Interests of Seller has been overproduced such that it is subject or liable to being shut-in or to any overproduction penalty, (B) Seller has not received any deficiency payment under any gas contract for which any person has a right to take deficiency gas from Seller, and (C) Seller has not received any payment for production which is subject to refund or recoupment out of future production;

(vii) There have been no changes proposed in the production allowables for any wells included in the Oil and Gas Interests of Seller that could reasonably be expected to result in a Material Adverse Change;

(viii) All wells included in the Oil and Gas Interests of Seller have been drilled and (if completed) completed, operated, and produced in accordance with good oil and gas field practices and in compliance in all material respects with applicable oil and gas leases and applicable laws, rules, and regulations, except where any failure or violation could not reasonably be expected to result in a Material Adverse Change;

(ix) Seller has not agreed to nor are is it now obligated to abandon any well operated by it and included in the Oil and Gas Interests that is or will not be abandoned and reclaimed in accordance with applicable laws, rules, and regulations and good oil and gas industry practices;

(x) Proceeds from the sale of Hydrocarbons produced from and attributable to the Oil and Gas Interests are being received by Seller in a timely manner and are not being held in suspense for any reason (except for amounts, individually or in the aggregate, not in excess of $5,000 and held in suspense in the ordinary course of business);

(xi) Subject to the terms of Section 4.01(l) below, no person has any call on, option to purchase, or similar rights with respect to the Oil and Gas Interests or to the production attributable thereto, and upon consummation of the transactions contemplated by this Agreement, Buyer will have the right to market production from the Oil and Gas Interests on terms no less favorable than the terms upon which Seller is currently marketing such production; and

(xii) All royalties, overriding royalties, compensatory royalties and other payments due from or in respect of production with respect to the Oil and Gas Interests, have been or will be, prior to the Effective Time, properly and correctly paid or provided for in all material respects, except for those for which Seller has a valid right to suspend and for which Seller has created appropriate suspense accounts.

(o) Hydrocarbon Sales and Purchase Agreements.

(i) None of the Hydrocarbon Sales Agreements of Seller or Hydrocarbon Purchase Agreements of Seller has required, or will require as of or after the Closing Date, Seller to (A) have sold or delivered, or to sell or deliver, Hydrocarbons for a price materially less than the market value price that would have been, or would be, received pursuant to any arm's-length contract with an unaffiliated third-party purchaser; or (B) to have purchased or received, or to purchase or receive, Hydrocarbons for a price materially greater than the market value price that would have been, or would be, paid pursuant to an arm's-length contract with an unaffiliated third-party seller;

(ii) Each of the Hydrocarbon Agreements of Seller is valid, binding, and in full force and effect, and no party is in material breach or default of any Hydrocarbon Agreement of Seller, and to the knowledge of Seller, no event has occurred that with notice or lapse of time (or both) would constitute a material breach or default or permit termination, modification, or acceleration under any Hydrocarbon Agreement of Seller;

(iii) There have been no claims from any third party for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Agreements of Seller or any of its Subsidiaries, and Seller has not made any claims for any price reduction or increase or volume reduction or increase under any of the Hydrocarbon Agreements of Seller;

(iv) Payments for Hydrocarbons sold pursuant to each Hydrocarbon Sales Agreement of Seller have been made (subject to adjustment in accordance with such Hydrocarbon Sales Agreements) materially in accordance with prices or price-setting mechanisms set forth in such Hydrocarbon Sales Agreements;

(v) No purchaser under any Hydrocarbon Sales Agreement of Seller has notified Seller (or, to the knowledge of Seller, the operator of any property where Seller is not the designated operator) of its intent to cancel, terminate, or renegotiate any Hydrocarbon Sales Agreement of Seller or otherwise to fail and refuse to take and pay for Hydrocarbons in the quantities and at the price set out in any hydrocarbon sales agreement, whether such failure or refusal was pursuant to any force majeure, market out, or similar provisions contained in such Hydrocarbon Sales Agreement or otherwise;

(vi) Seller is not obligated in any Hydrocarbon Sales Agreement by virtue of any prepayment arrangement, a “take-or-pay” or similar provision, a production payment, or any other arrangements to deliver Hydrocarbons produced from an oil and gas interest of Seller at some future time without then or thereafter receiving payment therefor;

(vii) The information heretofore provided to Buyer by Seller contains a true and correct calculation of Seller's gas balancing positions as of the dates shown therein; and

(xiii) The Hydrocarbon Agreements of Seller are of the type generally found in the oil and gas industry, do not, individually or in the aggregate, contain unusual or unduly burdensome provisions that would, individually or in the aggregate, result in a Material Adverse Change, and are in form and substance considered normal within the oil and gas industry.

(p) Environmental Matters. With respect to environmental matters, (i) the Assets have not violated and do not violate any order or requirement of any Governmental Authority or any Environmental Law, nor are there any conditions existing on, in, at, under, or about or resulting from the past or present operations of the Assets that may give rise to any on-site or off-site investigation or remedial obligations under any Environmental Laws, and to Seller's Knowledge the ownership and operation of the Assets have been in compliance with Environmental Laws; (ii) the Assets are not subject to any existing, pending or threatened notice of violation, action, suit, investigation, inquiry or Proceeding by or before any court, any applicable tribal authority or any other Governmental Authority or arbitrator with respect to environmental matters, nor has any such notice been issued that has not been fully satisfied and complied with in a timely manner so as to bring the Assets into full compliance with Environmental Law; (iii) no lien, deed notice or use restriction has been recorded pursuant to any Environmental Law with respect to the Assets; (iv) to Seller's Knowledge, all notices, permits, licenses or similar authorizations, if any, required to be obtained or filed in connection with the Assets, including, without limitation, those relating to the past or present treatment, storage, disposal or release of a hazardous substance or solid waste into the environment have been duly obtained or filed, and Seller has been and are in compliance with the terms and conditions of all such notices, permits, licenses and, similar authorizations; (v) to Seller’s Knowledge, all hazardous substances or solid waste generated at or as a result of the operations of Seller and its subsidiaries and the Assets have, since the effective date of the relevant requirements of RCRA, been transported, treated and disposed of only by carriers maintaining valid authorizations under RCRA and any other Environmental Law and only at treatment storage and disposal facilities maintaining valid authorizations under RCRA and any other Environmental Law, which carriers and facilities have been and are operating in compliance with such authorizations and are not the subject of any existing, pending or overtly threatened action, investigation or inquiry by any Governmental Authority in connection with any Environmental Law; (vi) neither Seller nor its subsidiary currently owns or operates, nor in the past has it owned or operated, any property that is on the United States Environmental Protection Agency’s National Priorities or CERCLIS list, or any similar list; (vii) to Seller’s Knowledge, no hazardous substance or solid waste has been disposed of or otherwise released (including without limitation discharges or releases into pits) and there has been no threatened release of any hazardous substances or solid waste, on, to, from or as a result of the operations of Seller and its subsidiary or the Assets except in compliance with Environmental Law, and there are no storage tanks or other containers on or under any of the properties of Seller and its subsidiary comprising a part of the Assets from which hazardous substances, petroleum products or other contaminants may be released into the surrounding environment; (viii) neither Seller nor its subsidiary has owned, operated or leased any real property other than the properties comprising a part of the Assets that it currently owns, leases or operates; and (ix) to Seller’s Knowledge, there is no liability (contingent or otherwise) in connection with any release or threatened release of any hazardous substance or solid waste into the environment as a result of or with respect to the Assets.

(q) Tax Matters. Except as set forth in Seller Disclosure Schedule, as relates to Tax matters:

(i) Seller and any affiliated, combined or unitary group of which Seller is or was a member for purposes of any Taxes has timely filed, been included in or sent, and will, prior to the Closing, timely file, be included in or send all Tax Returns required to be filed or sent by or relating to any of them prior to the Closing relating to any Taxes with respect to any income, properties or operations of Seller prior to the Closing Date.

(ii) As of the time of filing, the Tax Returns of Seller and its subsidiary:

(A) Correctly reflected (and, as to any Tax Returns not filed as of the date hereof, will correctly reflect) in all material respects the facts regarding the income, business, assets, operations, activities and status of Seller and any other information required to be shown therein;

(B) Constituted (and, as to any Tax Returns not filed as of the date hereof, will constitute) complete and accurate representations of the Tax liabilities for the periods covered; and

(C) Accurately set forth all items (to the extent required to be included or reflected in the Tax Returns) relevant to future Tax liabilities, including the Tax bases of properties and assets;

(iii) Seller and its subsidiary have timely paid all Taxes whether or not shown as due and payable on the Tax Returns that have been filed;

(iv) A reserve (in accordance with generally accepted accounting principles) has been established on the Seller Financial Statements for any Taxes that relate to past periods but are not yet due; and will establish such a reserve for all other Taxes payable for any periods that end before the Closing for which no Tax Returns have yet been filed and for any periods that begin before the Closing and end after the Closing to the extent such Taxes are attributable to the portion of any such period ending at the Closing;

(v) The charges, accruals and reserves for Taxes reflected on the Seller Financial Statements are adequate to cover the Tax liabilities accruing or payable by Platinum in respect of periods prior to the date hereof;

(vi) Neither Seller nor its subsidiary is delinquent in the payment of any Taxes and has not requested any extension of time within which to file or send any Tax Return, which Tax Return has not since been filed or sent;

(vii) To Seller’s Knowledge, no deficiency for any Taxes has been proposed, asserted or assessed against Seller or its subsidiary (or any member of any affiliated or combined group of which Seller or its subsidiary is or has been a member for which Seller or its subsidiary could be liable for Taxes);

(viii) Neither Seller nor its subsidiary has granted any extension of the limitation period applicable to any Tax claims and neither Seller nor its subsidiary has waived any such limitation period;

(ix) Neither Seller nor its subsidiary is, nor has either been, a party to any tax sharing agreement with any corporation which is not a member of the affiliated group of which Seller is a member;

(x) Neither Seller nor its subsidiary has made any elec-tion under Section 341(f) or Section 1362(a) of the Code;

(xi) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated in this Agreement;

(xii) Neither Seller nor its subsidiary nor any Affiliate is a party to any agreement, contract plan or arrangement that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by Platinum that are not deductible (in whole or in part) under Section 280G of the Code;

(xiii)  To Seller’s Knowledge, no examinations of the Tax Returns of Seller or its subsidiary are currently in progress or, to the Knowledge of Seller, threatened and no deficiencies have been asserted or assessed against Seller as a result of any audit by the Internal Revenue Service or any other taxing authority and no such deficiency has been proposed or threatened;

(xiv) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the Assets.

(xv) Neither Seller nor its subsidiary will be required to include any item of income in, or exclude any item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) a change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (B) any “closing agreement,” as described in Code §7121 (or any corresponding provision of state, local or foreign income Tax law), (C) any intercompany transaction or any excess loss account (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax law), (D) any installment sale or open transaction made on or prior to the Closing Date, or (E) as a result of any prepaid amount received on or prior to the Closing Date.

(xvi) Neither Seller nor its subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(xvii) Seller and its subsidiary have withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(r) Contracts. Each Contract is in full force and effect and is the legal, valid and binding obligation of Seller and, to the Knowledge of the Seller, of the other parties thereto, enforceable against Seller and, to the Knowledge of the Seller, the other parties thereto in accordance with its terms and, upon consummation of the Acquisition, shall continue in full force and effect without penalty or other adverse consequence. Seller is not in material default under any Contract, nor, to the Knowledge of Seller, is any other party to any Contract in breach of or default thereunder, and no event has occurred that with the lapse of time or the giving of notice or both would constitute a material breach or default by Seller, or to the Knowledge of the Seller, any other party thereunder. No party to any of the Contracts has exercised any termination rights with respect thereto, and no such party has given notice of any significant dispute with respect to any Contract. Seller has, and will transfer to Buyer at the Closing, good and valid title to the Contracts, free and clear of all Encumbrances. All of the Material Contracts of Seller are listed in the Seller Disclosure Schedule, and Seller has delivered to Buyer true, correct and complete copies of all of the Material Contracts, together with all amendments, modifications or supplements thereto.

(s) Employees. Except as set forth in the Seller Disclosure Statement, (1) no executive employee of Seller or its subsidiary and, to the Knowledge of Seller, no group of employees of Seller or its subsidiary has any plans to terminate his, her or its employment; (2) neither Seller nor its subsidiary has any material labor relations problem pending and their respective labor relations are satisfactory to Seller and its subsidiary; (3) there are no workers’ compensation claims pending against Seller or its subsidiary, nor is Seller aware of any facts that would give rise to such a claim; (d) to Seller’s Knowledge, no employee of Seller or its subsidiary is subject to any secrecy or non-competition agreement or any other agreement or restrictions of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the Business; (e) no employee or former employee of Seller or its subsidiary has any claim with respect to any intellectual property rights of Seller or its subsidiary; and (f) Seller has furnished to Platinum and Buyer copies of all non-competition agreements between Seller and any of the managers or employees of Seller and its subsidiary.

(t) Labor Relations.

(i) There are (1) no collective bargaining agreements or other similar agreements, arrangements or understandings, written or oral, with employees as a group to or by which Seller or its subsidiary is a party or is bound, (2) no employees of Seller or its subsidiary are represented by any labor organization, collective bargaining representative or group of employees, (3) no labor organization, collective bargaining representative or group of employees claims to represent a majority of the employees of Seller or its subsidiary in an appropriate unit of Seller or its subsidiary, (4) neither Seller nor its subsidiary has been the subject of any representational campaign by any union or other organization or group seeking to become the collective bargaining representative of any of its employees or been subject to or, to the Knowledge of Seller, threatened with any strike or other concerted labor activity or dispute, and (5)  neither Seller nor its subsidiary is obligated to bargain collectively with respect to wages, hours and other terms and conditions of employment with any recognized or certified labor organization, collective bargaining representative or group of employees.

(ii) Seller and its subsidiary are in compliance in all material respects with all Applicable Laws pertaining to employment and employment practices, wages, hours, equal opportunity, collective bargaining, the payment of social security and other taxes and other terms and conditions of employment in respect of their respective employees, except for noncompliance with such Applicable Laws which does not and will not result in a Material Adverse Change with respect to Seller or its subsidiary. There is no pending or, to the Knowledge of Seller, threatened Proceeding by or before, and neither Seller nor its subsidiary is subject to any judgment, order, writ, injunction or decree of or inquiry from, the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Authority in connection with any current, former or prospective employee of Seller or its subsidiary.

(u) Employee Plans. Neither Seller nor its subsidiary maintain s any plans which would be considered an “employee benefit plan” under ERISA. Seller maintains a medical insurance plan and a term life insurance plan for its employees (the “Seller Employee Plans”). Each Seller Employee Plan has been maintained and operated in all material respects in accordance with its terms and with the provisions of applicable law. All insurance premiums and other payments required to be made to or under each Seller Employee Plan with respect to all periods prior to the Closing have been made or provided for. Each Seller Employee Plan may be unilaterally terminated or amended by Seller at any time. The consummation of the Acquisition will not (either alone or in conjunction with another event, such as a termination of employment or other services) entitle any employee or other person to receive severance or other compensation which would not otherwise be payable absent the consummation of the Acquisition.

(v) Bank Accounts. The Seller Disclosure Schedule contains a true, correct and complete list of the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which Seller or its subsidiary maintains safe deposit boxes or accounts of any nature and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

(w) Books and Records. All the books and records of Seller and its subsidiary, including all personnel files, employee data, and other materials relating to employees have been in all material respects maintained in accordance with good business practice and all Applicable Laws. Such books and records accurately and fairly reflect, in reasonable detail, all material transactions, revenues, expenses, assets and liabilities of Seller and its subsidiary.

(x) Brokerage. No third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the Acquisition based on any arrangement or agreement made by or on behalf of Seller.

(y) Indebtedness. As of the Closing Date, Seller will not have any outstanding obligations or liabilities of a nature required by generally accepted accounting principles to be recognized or discussed in the Financial Statements as debt which are not recognized or discussed in the Financial Statements, other than trade payables and similar obligations incurred in the Ordinary Course of Business.

(z) Filing Information. The information supplied by or on behalf of Seller for inclusion in the Registration Statement on shall not at the time the proxy statement/prospectus forming a part of such Registration Rtatement is mailed to Platinum’s shareholders contain any untrue statement of a material fact or omit to state any material fact required to be stated in the proxy statement/prospectus or necessary in order to make statements in the proxy statement/prospectus, in light of the circumstances under which they were made, not misleading, and the information included or supplied by on or behalf of Seller for inclusion in any filing pursuant to Rule 165 and Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act (each a “Regulation M-A Filing”), shall not, on the date the proxy statement/prospectus is first mailed to stockholders of Platinum and at the time such Regulation M-A Filing is filed with the SEC contain any statement that, at such time and in light of the circumstances under which it shall be made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the proxy statement/prospectus not false or misleading, or omit to state any material fact necessary to correct any a statement in any earlier communications with respect to the solicitation for proxies for the Platinum shareholders’ meeting that has become false or misleading.

(aa)  Insurance. Each insurance policy maintained by Seller covering the Assets, copies of which have been provided to Buyer, is listed in the Seller Disclosure Statement, is in full force and effect, and is reasonable in coverage and amount in relation to the risks to which Seller and the Assets may be exposed in the operation of its business prior to the Closing. None of such policies shall, pursuant to their terms, in any way be affected by or terminate or lapse by reason of this Agreement or the Acquisition. No notice of cancellation or termination has been received with respect to any such policy.

(bb) Affiliated Transactions. Except for the instruments evidencing the indebtedness of Seller to Tim G. Culp, the Estate of Dyke Culp and Jack Chambers listed in Section 2.04 of the Seller Disclosure Statement which is a part of the Assumed Liabilities and which Buyer has agreed to pay in full at the Closing, there are no Contracts or other material transactions or agreements between Seller, on the one hand, and any (a) officer or director of Seller or Seller’s Parent; (b) Control Persons; or (c) Affiliate of any such officer, director or Control Person.

(cc) Sufficiency of Assets. The Assets constitute, and on the Closing Date will constitute, all of the assets and property owned by the Seller and comprise all of those properties assets and rights necessary to operate the Business in the ordinary course.

(dd) No Material Adverse Change. Since June 30, 3006, there has not been any Material Adverse Change in the, or event or condition that might reasonably be expected to result in any Material Adverse Change in, the assets, financial condition, operating results, customer, employee or supplier relations business condition or prospects of Seller or its subsidiary.

(ee) Accuracy of Information. All of the information and other data relating to the Assets and the Business furnished to Buyer and Platinum by or on behalf of Seller in connection with the with the Acquisition is accurate and complete in all material respects, and none of such information contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, under the circumstances in which they are made, not misleading.

4.02 Representations and Warranties of Platinum and Buyer. Platinum and Buyer hereby jointly and severally represent and warrant to Seller that, except as set forth in the Platinum Disclosure Schedule on or before November 10, 2006 (the “Platinum Disclosure Schedule”) and which will set forth the exceptions to the representations and warranties contained in this Section 4.02 and items requiring description by this Section 4.02 under captions referencing the subsections to which such exceptions apply, that:

(a) Incorporation and Corporate Power. Except as set forth in the Platinum Disclosure Schedule, each of Platinum and Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the state of its incorporation and has the corporate power and authority and all authorizations, licenses, permits and certifications necessary to own and operate its properties and to carry on its business as now conducted and presently proposed to be conducted. The copies of the Articles of Incorporation and Bylaws of each of Platinum and Buyer which have been furnished to Seller prior to the date hereof reflect all amendments made thereto and are correct and complete as of the date hereof. Platinum is qualified to do business as a foreign corporation in the states in which the nature of its business or its ownership of property requires it to be so qualified except for those jurisdictions in which the failure to be so qualified would not, individually or in the aggregate, result in a Material Adverse Change with respect to Platinum.

(b) Execution, Delivery; Valid and Binding Agreement. The execution, delivery and performance of this Agreement by each of Platinum and Buyer and the Ancillary Documents to which Platinum or Buyer are a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all requisite corporate action, and no other corporate Proceedings are necessary to authorize the execution, delivery or performance of this Agreement and the Ancillary Documents to which Platinum or Buyer are a party. This Agreement has been, and each of the Ancillary Agreements to be executed by Platinum and Buyer at Closing will be, duly executed and delivered by each of Platinum and Buyer and constitute the valid and binding obligation of each, enforceable in accordance with their respective terms.

(c) No Breach. The execution, delivery and performance of this Agreement by each of Platinum and Buyer and the Ancillary Documents to which Platinum or Buyer are a party and the consummation by them of the transactions contemplated hereby and thereby do not (i) conflict with or result in a violation of any provision of the charter or bylaws of either Platinum or Buyer, (ii) constitute a default under, or give rise to any right of termination, cancellation, or acceleration under any material bond, debenture, note, mortgage, indenture, lease, Contract, agreement, or other instrument or obligation to which Platinum or Buyer is a party or by which either of them or any of their properties may be bound, (iii) result in the creation or imposition of any Encumbrance upon the properties of Platinum or Buyer, or (iv) violate any Applicable Law binding upon Platinum or Buyer except, in the case of clauses (ii), (iii), and (iv) above, for any such conflicts, violations, defaults, terminations, cancellations, accelerations or Encumbrances which would not, individually or in the aggregate, result in a Material Adverse Change with respect to Platinum.

(d) Governmental Authorities; Consents. Other than with respect to any securities law reporting obligation or the filing of any pre-Acquisition notification form required by the HSR Act, neither Platinum nor Buyer is required to submit any notice, report or other filing with any Governmental Authority in connection with their respective execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, and no consent, approval or authorization of any Governmental Authority or any other Person is required to be obtained by either Platinum or Buyer in connection with their respective execution, delivery and performance of this Agreement or the transactions contemplated hereby and except for such consents, approvals and authorizations which, if not obtained, would not result in a Material Adverse Change with respect to Platinum.

(e) Capital Stock. The authorized capital stock of Platinum consists of 75,000,000 shares of common stock, of which 18,000,000 shares are currently issued and outstanding, and 1,000,000 shares of preferred stock, of which none are currently outstanding. All of the outstanding shares of Platinum Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. The Platinum Disclosure Schedule lists all warrants, options, conversion rights and agreements to purchase or otherwise acquire from Platinum any shares of capital stock or other securities of Platinum outstanding as of the date of this Agreement and on the Closing Date. All of the outstanding shares of capital stock of Buyer are owned directly by Platinum.

(f) Financial Statements. The following audited and unaudited financial statements (collectively, the “Platinum Financial Statements”) have been delivered to Seller and are attached as Appendix 4.02(f) to the Platinum Disclosure Schedule:

(i) The audited consolidated balance sheet of Platinum as of December 31, 2005, and the related audited statements of operations and changes in stockholders' equity for the fiscal year then ended; and

(ii) The unaudited consolidated balance sheet of Platinum and the related unaudited statements of operations for the period ended June 30, 2006.

The Platinum Financial Statements (i) have been, or will be, prepared in accordance with generally accepted accounting principles (“GAAP”) on a basis consistent throughout the periods covered thereby; (ii) present, or will present, fairly, in all material respects, the financial condition of Platinum as of the dates thereof and the results of their operations for the periods then ended; and (iii) are, or will be, consistent with the books and records of Platinum which books and records are true, correct and complete in all material respects. For purposes of this Agreement, the “Platinum Balance Sheet” means the consolidated balance sheet of Platinum dated as of June 30, 2006, and the “Balance Sheet Date” means June 30, 2006. All liabilities and obligations, whether absolute, accrued, contingent or otherwise, whether direct or indirect, and whether due or to become due, which existed at the date of the Platinum Financial Statements and are required, under GAAP, to be recorded or disclosed in the balance sheets included in the Platinum Financial Statements or disclosed in notes to the Platinum Financial Statements are, or will be, so recorded or disclosed.

Since the Platinum Balance Sheet Date there has been no change in the assets or liabilities, or in the business or condition, financial or otherwise, or in the results of operations of Platinum, which has had or is reasonably likely to result in a Material Adverse Change. To Platinum’s Knowledge, the accounts receivable and other receivables of Platinum included in the Platinum Balance Sheet are reasonably expected to be collectible substantially in full over a reasonable period subject to reserves for bad debt established therefor and which are reflected in the Platinum Financial Statements (by use of Platinum's normal collection methods without resort to litigation or reference to a collection agency), and to Platinum’s Knowledge, (i) there do not exist any defenses, counterclaims and set-offs which would materially adversely affect such receivables, and (ii) all such receivables are actual and bona fide receivables representing obligations for the total dollar amount thereof shown on the books of Platinum. Platinum has performed all obligations in all material respects with respect thereto which they were obligated to perform to the date hereof.

(g) Absence of Undisclosed Liabilities. Except as disclosed in the Platinum Balance Sheet or as set forth in the Platinum Disclosure Statement, Platinum has no material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due, whether known or unknown, and regardless of when asserted) arising out of transactions or events heretofore entered into, or any action or inaction, or any state of facts existing, with respect to or based upon transactions or events heretofore occurring, except liabilities which have arisen after June 30, 2006 in the Ordinary Course of Business (none of which is a material uninsured liability for breach of contract, breach of warranty, tort, infringement, claim or lawsuit) and other liabilities which, in the aggregate, are not material to Platinum or Buyer.

(h) No Material Adverse Change. Since June 30, 2006, there has not been any Material Adverse Change in, or any event or condition that might reasonably be expected to result in any Material Adverse Change in, the assets, financial condition, operating results, customer, employee or supplier relations, business condition or prospects of Platinum oerr Bu.

(i) Tax Matters. Except as set forth on the Platinum Disclosure Schedule:

(i) Each of Platinum and any affiliated, combined or unitary group of which Platinum is or was a member for purposes of any Taxes (the “Platinum Group”) has timely filed, been included in or sent, and will, prior to the Closing, timely file, be included in or send all Tax Returns required to be filed or sent by or relating to any of them prior to the Closing relating to any Taxes with respect to any income, properties or operations of the Platinum Group prior to the Closing Date;

(ii) As of the time of filing, the Tax Returns of the Platinum Group:

(A) Correctly reflected (and, as to any Tax Returns not filed as of the date hereof, will correctly reflect) in all material respects the facts regarding the income, business, assets, operations, activities and status of the Platinum Group and any other information required to be shown therein;

(B) Constituted (and, as to any Tax Returns not filed as of the date hereof, will constitute) complete and accurate representations of the Tax liabilities for the periods covered; and

(C) Accurately set forth all items (to the extent required to be included or reflected in the Tax Returns) relevant to future Tax liabilities, including the Tax bases of properties and assets;

(D) Platinum has timely paid all Taxes whether or not shown as due and payable on the Tax Returns that have been filed by the Platinum Group;

(E) Platinum has established a reserve (in accordance with generally accepted accounting principles) on Platinum’s Financial Statements for any Taxes that relate to past periods but are not yet due; and will establish such a reserve for all other Taxes payable for any periods that end before the Closing for which no Tax Returns have yet been filed and for any periods that begin before the Closing and end after the Closing to the extent such Taxes are attributable to the portion of any such period ending at the Closing;

(F) The charges, accruals and reserves for Taxes reflected on Platinum’s Latest Financial Statements are adequate to cover the Tax liabilities accruing or payable by Platinum in respect of periods prior to the date hereof;

(G) Neither Platinum nor Buyer is delinquent in the payment of any Taxes and has not requested any extension of time within which to file or send any Tax Return, which Tax Return has not since been filed or sent;

(H) To Platinum’s Knowledge, no deficiency for any Taxes has been proposed, asserted or assessed against Platinum or Buyer (or any member of any affiliated or combined group of which Platinum and Buyer are or have been a member for which Platinum or Buyer could be liable for Taxes);

(I) Neither Platinum nor Buyer has granted any extension of the limitation period applicable to any Tax claims and Neither Platinum nor Buyer has waived any such limitation period;

(J) Neither Platinum nor Buyer is, nor has it been, a party to any tax sharing agreement with any corporation which is not a member of the affiliated group of which Platinum and Buyer are a member;

(K) Platinum has not made any elec-tion under Section 341(f) or Section 1362(a) of the Code;

(L) No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated in this Agreement;

(M) Neither Platinum nor any Affiliate is a party to any agreement, Contract, plan or arrangement that has resulted or would result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code and the consummation of the transactions contemplated by this Agreement will not be a factor causing payments to be made by Platinum that are not deductible (in whole or in part) under Section 280G of the Code;

(N) To Platinum’s Knowledge, no examinations of the Tax Returns of any member of the Platinum Group are currently in progress or, to the Knowledge of Platinum, threatened and no deficiencies have been asserted or assessed against any member of the Platinum Group as a result of any audit by the Internal Revenue Service or any other taxing authority and no such deficiency has been proposed or threatened; and

(O) There are no liens for Taxes (other than for current Taxes not yet due and payable) upon the assets of any member of the Platinum Group.

(P) No member of the Platinum Group will be required to include any item of income in, or exclude any item of deduction from taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) a change in method of accounting for a taxable period (or portion thereof) ending on or prior to the Closing Date, (B) any “closing agreement,” as described in Code §7121 (or any corresponding provision of state, local or foreign income Tax law), (C) any intercompany transaction or any excess loss account (or any corresponding or similar provision or administrative rule of federal, state, local or foreign income Tax law), (D) any installment sale or open transaction made on or prior to the Closing Date or (E) as a result of any prepaid amount received on or prior to the Closing Date.

(Q) No member of the Platinum Group has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code §355 or Code §361.

(R) Platinum and Buyer have withheld and timely paid all Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(j) No Litigation. Except as set forth in the Platinum Disclosure Statement, there is no suit, action, proceeding, or investigation presently pending or, to the knowledge of Platinum or Buyer, threatened against or affecting the Platinum or Buyer that has had or could reasonably be expected to result in a Material Adverse Change with respect to Platinum or Buyer or prevent, hinder or materially delay the ability of Platinum or Buyer to consummate the Acquisition, nor is there any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator outstanding against the Platinum or Buyer which has had, or which, insofar as reasonably can be foreseen, in the future could have, any such effect.

(k) Employees. (a) No executive employee of Platinum or Buyer and, to the Knowledge of Platinum, no group of employees of Platinum or Buyer has any plans to terminate his, her or its employment; (b) Platinum and Buyer have complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity, collective bargaining and the payment of social security and other taxes; (c) Platinum and Buyer have no material labor relations problem pending and its labor relations are satisfactory; (d) there are no workers’ compensation claims pending against Platinum or Buyer nor is Platinum or Buyer aware of any facts that would give rise to such a claim; and (e) no employee of Platinum or Buyer is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Platinum or Buyer.

(l) Employee Benefit Plans. Neither Platinum nor Buyer maintains any plans which would be considered an “employee benefit plan” under ERISA.

(m) Compliance with Laws; Permits.

(i) Platinum and Buyer, and their respective officers, directors, agents and employees in their capacity as such, have complied in all material respects with all Applicable Laws, regulations and other requirements which materially affect the business of Platinum and Buyer and to which Platinum or Buyer may be subject, and, except as set forth on the Platinum Disclosure Schedule, no claims have been filed against Platinum or Buyer alleging a violation of any such laws, regulations or other requirements. Neither Platinum nor Buyer has any Knowledge of any such action.

(ii) Platinum and Buyer have, in full force and effect, all permits necessary to conduct their respective businesses and own and operate their respective properties. A true, correct and complete list of all the Permits held by Platinum and Buyer is set forth on the Platinum Disclosure Schedule. Platinum and Buyer have conducted their respective businesses in all material respects in compliance with all material terms and conditions of such Permits.

(n) SEC Filings. Platinum has delivered to Seller copies of the following documents previously filed by Platinum with the Securities and Exchange Commission (the “Commission”): (i) Platinum’s annual report on Form 10-K for the fiscal year ended December 31, 2005, (ii) Platinum’s quarterly reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, and (iii) Platinum’s current reports on Form 8-K, filed on February 1, 2006 (as amended on August 1, 2006), July 6, 2006, August 4, 2006, August 16, 2006, and August 22, 2006. Platinum has filed all reports, registration statements and other documents required to be filed by it under the Exchange Act since its inception (the "SEC Filings"). Platinum has delivered to or made available for inspection by Seller and Seller’s Parent accurate and complete copies of all the SEC Filings in the form filed by Platinum with the Commission since its inception. The SEC Filings were prepared in accordance and complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act, as applicable. Except to the extent information contained therein has been revised and except for Platinum’s Schedule 14A filed on August 1, 2006 which Platinum intends to amend, none of such forms, reports and statements, including, without limitation, any financial statements, exhibits and schedules included therein and incorporated therein by reference, at the time filed, declared effective or mailed, as the case may be, contained an untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(o) Brokerage. Except as set forth on the Platinum Disclosure Schedule, no third party shall be entitled to receive any brokerage commissions, finder’s fees, fees for financial advisory services or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of Platinum or Buyer or any affiliate thereof.

(p) Validity of Platinum Common. The shares of Platinum Common Stock to be issued to Seller pursuant to this Agreement have been duly authorized and, upon issuance, delivery and payment therefor, will be validly issued, fully paid and nonassessable.

(q) Accuracy of Information. All of the information and other data relating to Platinum and Buyer furnished to Seller by or on behalf of Buyer or Platinum in connection with the Acquisition is accurate and complete in all material respects, and none of such information contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, under the circumstances in which they are made, not misleading.

4.03 Representations as to Qualification as a “C” Reorganization. Seller, Platinum and Buyer, as applicable by the context below, make the following additional representations and warranties with respect to the qualifications of the Acquisition under Section 368(c) of the Code:

(a) Value of Platinum Common Stock. Seller represents that the fair market value of the shares of Platinum Exchange Shares received by Seller and distributed to Seller’s Parent and, in turn, distributed by Seller’s Parent to its shareholders, will be approximately equal to the fair market value of the Assets surrendered in the exchange.

(b) Characteristics of Platinum Common Stock. Platinum represents that following the Closing the Platinum Exchange Shares will have no less favorable characteristics (as to voting rights, liquidity, transferability, anti-dilution, price or any other material characteristics) than any other common equity securities of Platinum.

(c) No Plan to Reacquire Platinum Common Stock. Platinum represents that neither Platinum nor Buyer (nor, to the Knowledge of Platinum and Buyer, any Related Person to Platinum or Buyer) has any plan or intention to redeem or otherwise reacquire, directly or indirectly through any transaction, agreement or arrangement with any other Person, any of the Platinum Common Stock to be issued in the Acquisition or to make any extraordinary distributions with respect to such stock except in transactions on the open market through a broker for the then prevailing market price or in accordance Rule 10-b-18 promulgated under the Exchange Act.

(d) No Intention to Sell Assets. Buyer has no plan or intention to sell or otherwise dispose of any of the Assets acquired in the Acquisition, except for dispositions made in the ordinary course of business or transfers described in Section 368(a)(2)(C) of the Code.

(e) Historic Business. Seller represents that the business carried on by Seller is its “historic business” within the meaning of Treasury Regulation Section 1.368-1(d) and no assets of Seller have been sold, transferred or disposed of which would prevent Buyer from using a “significant portion” of Seller’s “historic business assets” in a business following the Acquisition, as such terms are used in Treasury Regulation Section 1.368-1(d). Following the Acquisition, Platinum represents that Buyer will continue the historic Business of Seller or use a significant portion of Seller’s historic assets in a business that is substantially similar to the Business.

(f) Payment of Expenses. Except as set forth in Section 5.14 of this Agreement, Platinum, Buyer and Seller represent that they will pay their respective expenses, if any, incurred in connection with the Acquisition.

(g) Intercompany Indebtedness. There is no intercompany indebtedness existing between either Platinum or Buyer and Seller that was issued, acquired, or will be settled at a discount.

(h) No Investment Seller. No two parties to the transaction are investment companies as defined in Section 368(a)(2)(F)(iii) of the Code.

(i) No Equity Interest in Seller. Platinum represents that neither Platinum nor Buyer owns, directly or indirectly, nor has Platinum or Buyer owned during the past five years, directly or indirectly, any equity interests in Seller.

(j) Continuation of Buyer. Platinum represents that it does not have any plan or intention to liquidate Buyer, to merge Buyer into another corporation, or to sell or otherwise dispose of the stock of Buyer.

(k) Actions of Platinum and Buyer. Platinum represents that neither Platinum nor Buyer shall take any action that would jeopardize the characterization of the Acquisition as a reorganization within the meaning of Section 368(a)(1)(C) of the Code without first obtaining a legal opinion that such action should not prevent the Acquisition from qualifying as a reorganization.

(l) Ownership of Buyer. Platinum represents that Buyer is a wholly-owned subsidiary of Platinum.

(m) Valid Business Reason. Platinum represents that there is a valid business reason for Buyer purchasing the Assets from Seller with the Platinum Exchange Shares and assuming the Assumed Liabilities.

(n) Substantially all Assets. Seller represents that Seller will transfer to Buyer at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Seller immediately prior to the Acquisition. For purposes of this representation, amounts paid by Seller to dissenters, amounts used by Seller to pay its reorganization expenses, amounts paid by Seller to shareholders who receive cash or other property and all redemptions and distributions (except for regular, normal dividends) made by Seller immediately preceding the Acquisition will be included as assets of Seller held immediately prior to the Acquisition.

(o) Distribution. Seller represents that it will distribute the Platinum Exchange Shares and its other properties in pursuance of this Agreement and Plan of Reorganization.

(p) Assumptions of Liabilities. Seller represents that the Assumed Liabilities were incurred by Seller in the ordinary course of its business.

(q) Value. Seller represents that the fair market value of the assets of Seller transferred to Buyer will equal or exceed the sum of the liabilities assumed by Buyer plus the amount of liabilities, if any, to which the transferred assets are subject.

4.04 Representations and Warranties on Closing. The representations and warranties made in this Article IV will be true and correct in all material respects on and as of the Closing Date with the same force and effect as if such representations and warranties had been made on and as of the Closing Date, except that any such representations and warranties which expressly relate only to an earlier date shall be true and correct on the Closing Date as of such earlier date.

ARTICLE V

ACTIONS AND AGREEMENTS PENDING CLOSING

5.01 Covenants of Seller. Seller hereby covenant and agree with Platinum and Buyer as follows:

(a) Conduct and Preservation of Business. Except as may be contemplated elsewhere in this Agreement, during the period from the date hereof to the Closing Date, Seller (i) shall conduct its operations according to its Ordinary Course of Business and in material compliance with all Applicable Laws, (ii) shall use its Reasonable Best Efforts to preserve, maintain and protect its properties and (iii) shall use its Reasonable Best Efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it; provided, however, that Seller shall not be required to make any payments or enter into or amend any contractual agreements, arrangements or understandings to satisfy any of the foregoing obligations other than for those payments required to be made under those agreements to which Seller is a party as of the date of execution hereof.

(b) Restrictions on Certain Actions. Except as otherwise expressly provided in this Agreement, prior to the Closing Date, Seller shall not, without the prior written consent of Platinum and Buyer, which consent shall not be unreasonably withheld:

(i) Create, incur, guarantee or assume any indebtedness for borrowed money or otherwise become liable or responsible for the obligations of any other Person; (ii) make any loans, advances or capital contributions to, or investments in, any other person (other than customary loans or advances to employees in amounts not material to the maker of such loan or advance and other than accounts receivable); (iii) pledge or otherwise encumber any equity securities of Seller; or (iv) except in the Ordinary Course of Business or in connection with an increase in Seller’s bank line of credit as stated above, mortgage or pledge any of its material assets, tangible or intangible, or create any material lien thereupon;

(ii) Acquire, sell, lease, transfer or otherwise dispose of, directly or indirectly, any assets outside the Ordinary Course of Business that in the aggregate are material to Seller considered as a whole;
(iii) Acquire (by merger, consolidation or acquisition of stock or assets or otherwise) any corporation, partnership or other business organization or division thereof;

(iv) Make any capital expenditure or expenditures which, individually, is in excess of $100,000 or, in the aggregate, are in excess of $100,000 and which are not consistent with Seller’s current business plan;

(v) Except as described in the Seller Disclosure Schedule, make any tax election or settle or compromise any federal, state, local or foreign income tax liability material to Seller considered as a whole;

(vi) Change any of the accounting principles or practices used by it, except for any change required by reason of a concurrent change in generally accepted accounting principles;

(vii) Take any action which would make any of the representations or warranties of Seller contained in this Agreement untrue or inaccurate in any material respect as of any time from the date of this Agreement to the Closing or would or might result in any of the conditions set forth in this Agreement not being satisfied;

(viii) Purchase or otherwise acquire, or propose to purchase or otherwise acquire, any of its outstanding securities;

(ix) Declare or pay any dividend or distribution on any shares of capital stock of Seller;

(x) Make any acquisition of a material amount of assets or any disposition of a material amount of assets, or enter into a material contract or release or relinquish any material contract rights not in the ordinary course of business;

(xi) Pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) other than payment of interest on the indebtedness listed in Section 2.02 of the Seller Disclosure Statement or and the payment of ordinary trade payables in accordance with past practice;

(xii) waive, release, grant or transfer any rights of value or modify or change in any material respect any existing material license, lease, Contract or other agreement or arrangement;

(xiii) Take any action with respect to the grant of any severance or termination pay (otherwise than pursuant to written policies or consistent with written practices in effect prior to the date hereof) or with respect to any increase of benefits payable under its written severance or termination pay practices in effect on the date hereof;

(xiv) Pay any benefit not required by any existing Seller Benefit Plan;

(xv) Propose or adopt any amendments to its Articles of Incorporation or Bylaws if the result of same would be a material detrimental to the Assets or the Business;

(xvi) enter into any new employment agreement with any officer, director or employee or grant any material increase in the compensation or benefits to any officer, director or employee;

(xvii) Take any action to terminate any of its employee benefit plans if Platinum or Buyer, pursuant to the terms of this Agreements, assuming any obligations with respect thereto; or

(xviii) Authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section 5.01(b).

5.02 Covenants of Platinum and Buyer. Platinum and Buyer hereby covenant and agree with Seller as follows:

(a) Conduct and Preservation of Business. During the period from the date hereof to the Closing Date, Platinum and Buyer (i) shall conduct its operations according to its Ordinary Course of Business and in material compliance with all Applicable Laws, (ii) shall use its Reasonable Best Efforts to preserve, maintain and protect its properties and (iii) shall use its Reasonable Best Efforts to preserve intact its business organization, to keep available the services of its officers and employees and to maintain existing relationships with licensors, licensees, suppliers, contractors, distributors, customers and others having business relationships with it; provided, however, that neither Platinum nor Buyer shall be required to make any payments or enter into or amend any contractual agreements, arrangements or understandings to satisfy any of the foregoing obligations, other than for those payments required to be made under those agreements to which Platinum or Buyer is a party as of the date of execution hereof. Notwithstanding the foregoing, nothing contained herein shall restrict the ability of Platinum or a subsidiary thereof to enter into any acquisition transaction (including, without limitation, a merger) in which Platinum or a subsidiary thereof is the acquiring party or surviving corporation which is consummated primarily through the issuance of shares of stock of Platinum.

(b) Restrictions on Certain Actions. Except as may be otherwise expressly provided in this Agreement, during the period from the date hereof to the Closing Date neither Platinum nor Buyer shall, without the prior written consent of Seller, which consent shall not be unreasonably withheld:

(i) Amend its Articles of Incorporation or Bylaws;

(ii) Take any action which would make any of the representations or warranties of Platinum and Buyer contained in this Agreement untrue or inaccurate in any material respect as of any time from the date of this Agreement to the Closing or would or might result in any of the conditions set forth in this Agreement not being satisfied; or

(iii) Authorize or propose, or agree in writing or otherwise to take, any of the actions described in this Section 5.02(b).

5.03 Access to Information.

(a) Requirements of Seller. Subject to Applicable Law, between the date hereof and the Closing, Seller (i) shall give Platinum and its authorized representatives reasonable access at Seller’s principal office during normal business hours, to all employees, all plants, offices and other facilities, and all books and records of Seller, (ii) shall permit Platinum and its authorized representatives to make such inspections as Platinum may reasonably require to verify the accuracy of any representation or warranty contained in Article IV or the title of Seller to the Assets and (iii) shall cause Seller’s officers to furnish Platinum and its authorized representatives with such financial and operating data and other information with respect to Seller as Platinum may from time to time reasonably request; provided, that Seller shall have the right to have a representative present at all times and provided further, however, that no such activity shall be disruptive to the ongoing conduct of the day-to-day business by Seller.

(b) Requirements of Platinum and Buyer. Subject to Applicable Law, between the date hereof and the Closing, Platinum and Buyer (i) shall permit Seller and its authorized representatives to make such inspections as they may reasonably require to verify the accuracy of any representation or warranty contained in Article IV and (ii) shall cause Platinum’s and Buyer’s officers to furnish Seller and its authorized representatives with such financial and operating data and other information with respect to Platinum and its subsidiaries as Seller may from time to time reasonably request; provided, that Platinum and Buyer shall have the right to have a representative present at all times and provided further, however, that no such activity shall be disruptive to the ongoing conduct of the day-to-day business by Platinum or Buyer.

5.04 Nondisclosure.

(a) Requirements of Seller. Except as and to the extent required by Applicable Law and except in connection with the exercise of their rights or the performance of its obligations under this Agreement, Seller agrees that from and after the date hereof (and without limitation of time), such parties shall (and shall cause its affiliates to) hold in confidence, and shall use all Reasonable Best Efforts to cause all present and former members, managers, officers and employees of Seller and its Affiliates to hold in confidence, any and all proprietary, confidential or secret information or data of or in respect of Platinum and Buyer (collectively, the “Platinum Confidential Information”) and shall not disclose, publish or intentionally use such Platinum Confidential Information or data for any purpose other than as provided in this Agreement (i) without the prior written consent of Platinum and Buyer, (ii) until such information or data has been publicly disclosed by Platinum or Buyer or otherwise ceased to be secret or confidential as evidenced by general public knowledge through no fault of Seller or its Affiliates; provided, however, that Seller shall have the right to disclose such Platinum Confidential Information or data, without consent, to the extent that, in the opinion of its counsel, which counsel and opinion shall be reasonably satisfactory to Platinum, such disclosure is compelled by any Governmental Authority, audit, defense or prosecution of a Proceeding; provided further, however, that if Seller proposes to make such disclosure based upon such opinion of counsel, it shall advise and consult with Platinum and Buyer before such disclosure concerning the information or data it proposes to disclose and shall give Platinum an opportunity to seek a protective order or other appropriate remedy to foreclose such disclosure without penalty to Seller.

(b) Requirements of Platinum and Buyer. Except as and to the extent required by Applicable Law and except in connection with the exercise of their rights or the performance of their obligations under this Agreement, Platinum and Buyer agree that from and after the date hereof and ending on the Closing Date, such parties shall (and shall cause its Affiliates to) hold in confidence, and shall use all Reasonable Best Efforts to cause its Affiliates to hold in confidence, any and all proprietary, confidential or secret information or data of or in respect of Seller (the “Seller Confidential Information”) and shall not disclose, publish or intentionally use such Seller Confidential Information or data for any purpose other than as provided in this Agreement (i) without the prior written consent of Seller, (ii) until such information or data has been publicly disclosed by Seller or otherwise ceased to be secret or confidential as evidenced by general public knowledge through no fault of Platinum or Buyer; provided, however, that Platinum or Buyer shall have the right to disclose such Seller Confidential Information or data, without consent, to the extent that, in the opinion of its counsel, which counsel and opinion shall be reasonably satisfactory to Seller, such disclosure is compelled by any Governmental Authority, audit, defense or prosecution of a Proceeding; provided further, however, that if Platinum or Buyer propose to make such disclosure based upon such opinion of counsel, they shall advise and consult with Seller before such disclosure concerning the information or data it proposes to disclose and shall give Seller an opportunity to seek a protective order or other appropriate remedy to foreclose such disclosure without penalty to Platinum or Buyer.

(c) Requirements of All Parties Upon Termination of Agreement. If this Agreement is terminated for any reason, upon the written request of Seller, Platinum and its affiliates and representatives shall promptly return to Seller or destroy any Seller Confidential Information in their possession and shall certify in writing to Seller that they have done so. Similarly, if this Agreement is terminated for any reason, upon the written request of Platinum, Seller shall promptly return to Platinum or destroy any Platinum Confidential Information in their possession and shall certify in writing to Platinum that they have done so.

5.05 Notification of Certain Matters. Seller shall give prompt notice to Platinum and Buyer of (a) the discovery of any fact or circumstance which would be likely to cause any representation or warranty contained in Article IV and made by it to be untrue or inaccurate at or prior to the Closing, (b) the occurrence or nonoccurrence of any event which would be likely to cause any representation or warranty contained in Article IV and made by it to be untrue or inaccurate in any material respect at or prior to the Closing and (c) any material failure of Seller to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Seller hereunder or in any Ancillary Document. Platinum and Buyer shall give prompt notice to Seller of (i) the discovery of any fact or circumstance which would be likely to cause any representation or warranty contained in Article IV and made by it to be untrue or inaccurate at or prior to the Closing, (ii) the occurrence or nonoccurrence of any event which would be likely to cause any representation or warranty contained in Article IV and made by it to be untrue or inaccurate in any material respect at or prior to the Closing and (iii) any material failure of Platinum or Buyer to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by Platinum or Buyer hereunder or in any Ancillary Document. The delivery of any notice pursuant to this Section 5.05 shall not be deemed to (i) modify the representations or warranties hereunder of the party delivering such notice, (ii) modify the conditions set forth in Sections 6.01 and 6.02, or (iii) limit or otherwise affect the remedies available hereunder to the party receiving such notice; provided, however, that if the Closing shall occur, then all matters disclosed pursuant to this Section 5.05 at or prior to the Closing shall be waived and no party shall be entitled to make a claim thereon pursuant to the terms of this Agreement.

5.06 Reasonable Best Efforts. Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its Reasonable Best Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement, including, without limitation, (a) cooperation in determining whether any other consents, approvals, orders, authorizations, waivers, declarations, filings or registrations of or with any Governmental Entity or third party are required in connection with the consummation of the transactions contemplated hereby, (b) using its Reasonable Best Efforts to obtain any such consents, approvals, orders, authorizations and waivers required to consummate the transactions contemplated by this Agreement and to effect any such declarations, filings and registrations, (c) using its Reasonable Best Efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby, (d) using its Reasonable Best Efforts to defend, and to cooperate in defending, all lawsuits or other Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby, (v) causing the conditions set forth in Articles Sections 6.01 and 6.02, as applicable, to be satisfied on or prior to the Closing Date and (e) the execution of any additional instruments necessary to consummate the transactions contemplated hereby.

5.07 Public Announcements. Except as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, neither Platinum and Buyer, on the one hand, nor Seller, on the other, shall issue any press release or otherwise make any public statement with respect to this Agreement or the transactions contemplated hereby without the prior written consent of the other party. Notwithstanding anything to the contrary contained herein, each party prior to or after Closing or termination of this Agreement, as applicable, may issue any press release or make any public statement without approval of the other as may be required by law, provided the party issuing the press release or making such statement shall give prior notice thereof to the other party and consult with the other party as to the contents thereof.

5.08 Indemnification of Claims of Brokers. Seller, on the one hand, and Platinum, on the other, shall indemnify and hold each other harmless from any claim or demand for commission, finder’s fee or similar compensation by any broker, finder, agent or similar intermediary claiming to have been employed by or on behalf of Seller or any of Seller’s Affiliates or Platinum or any of Platinum's Affiliates, as the case may be, and shall bear the cost of legal fees and expenses incurred in defending against any such claim.

5.09 Performance of Buyer. Platinum shall cause Buyer to comply with all its obligations hereunder and, subject to the terms and conditions hereof, to consummate the Acquisition as contemplated herein.

5.10 Characteristics of Platinum Common Stock. Platinum shall insure that for a period of three (3) years following the Closing the Platinum Exchange Shares will have no less favorable characteristics (as to voting rights, liquidity, transferability, anti-dilution, price or any other material characteristics) than any other common equity securities of Platinum.

5.11 Amendment of Schedules. Each party hereto agrees that, with respect to the representations and warranties of such party contained in this Agreement, such party shall have the continuing obligation until the Closing to supplement or amend the Schedules hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Schedules. For all purposes of this Agreement, including without limitation for purposes of determining whether the conditions set forth in Sections 6.01 and 6.02 have been fulfilled, the Schedules hereto shall be deemed to include only that information contained therein on the date of this Agreement and shall be deemed to exclude all information contained in any supplement or amendment thereto; provided, however, that if the Closing shall occur, then all matters disclosed pursuant to any such supplement or amendment at or prior to the Closing shall be waived and no party shall be entitled to make a claim thereon pursuant to the terms of this Agreement.

5.12 No Redemption. Platinum agrees that for a period of one year following the Closing, it will not repurchase or redeem any of its shares of Platinum Common Stock except in transactions on the open market through a broker for the then prevailing market price or transactions that comply with Rule 10b-18 under the Exchange Act.

5.13 Further Assurances. At and after the Closing Date, the directors and officers of Buyer shall be authorized to execute and deliver, in the name and on behalf of Seller or Buyer, any deeds, bills of sale, assignments or assurances, and to take and do, in the name and on behalf of Seller or Buyer, any other actions and things to vest, perfect or confirm of record or otherwise in Buyer any and all right, title and interest in, to and under any of the rights, properties or assets of Seller or Buyer acquired or to be acquired by Buyer as a result of, or in connection with, the Acquisition. Further, at and after the Closing Date, the directors and officers of Buyer, or the managers and officers of Seller, shall be authorized to execute and deliver, on the name and on behalf of Buyer or Seller, respectively, as required, any instruments of assignment and assumption necessary to effectively assign all of the Assumed Liabilities to Buyer and to have Buyer fully assume all the Assumed Liabilities as specified by this Agreement.

5.14 Fees and Expenses. Except as otherwise expressly provided in this Agreement, all fees and expenses, including fees and expenses of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such fee or expense. Notwithstanding the foregoing, if the Closing shall occur, Platinum will at Closing pay Seller’s attorneys and accountants directly for theretofore unpaid attorney’s fees, accounting fees, and expenses incurred by Seller in connection with the transactions contemplated by this Agreement.

5.15 Management Matters. On the Closing Date, Buyer shall employ Michael G. Cunningham as Senior Vice President, Todd Yocham as Senior Vice President of Engineering, and Toben Scott as Vice President of Operations. On the Closing Date, Platinum, acting through its board of directors, shall increase the number of its directors by one and elect Tim G. Culp or his designee as a director of Platinum to fill such vacancy. For so long as Tim G. Culp shall own at least one percent (1%) of the outstanding shares of Platinum, he shall be entitled to nominate one member for election to the board of directors of Platinum in the same way other board members are nominated and submitted for election by the shareholders of Platinum.

5.16 No Solicitation. Unless and until this Agreement shall have been terminated by either party in accordance with the provisions of Section 7.01 hereof, Seller shall not, and shall not authorize or permit any of its officers, directors, employees or representatives, without first obtaining the written consent of Platinum or Buyer, to solicit, initiate, encourage, negotiate or conclude any transaction which entails the sale of all or any part of the Assets (other than sales in the Ordinary Course of Business), any acquisition or consolidation of Seller with any person or entity other than Platinum or Buyer, the sale or other transfer of any shares of its capital stock to any person or entity other than Platinum or Buyer. In the event Seller receives or learns that any of Seller’s officers, directors, employees or representatives has received, from any third party, any offer to enter into any such prohibited transaction, then Seller shall promptly communicate to Platinum or Buyer the material terms of such offer and the identity of the third party making such offer.

5.17 Standstill Agreement. In recognition and consideration of the fact that Seller and Seller’s Parent have and will invest substantial time and effort in connection with the transactions contemplated by this Agreement and, in addition, will be foregoing other opportunities to dispose of the Assets, Platinum agrees that it will not, for so long as this Agreement is in effect, acquire Oil and Gas Interests or any equity in any entity which owns Oil and Gas Interests from any Person prior to the Closing Date specified herein.

5.18 Reservation of Shares. Platinum shall reserve out of its authorized but unissued shares of Platinum Common Stock a sufficient number of shares to permit it to issue the Platinum Exchange Shares in accordance with the terms of this Agreement.

5.19 SEC Filings. Platinum shall use its Reasonable Best Efforts, and Seller and the Control Persons shall provide such reasonable assistance as Platinum shall require, to file and cause to be declared effective with the SEC the Registration Statement, as well as to make any required M-A Filings described in that Section.

ARTICLE VI

CONDITIONS TO CONSUMMATION OF THE ACQUISITION

6.01 Conditions to Obligations of Seller. The obligations of Seller to consummate the Acquisition shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions, unless waived by Seller as provided herein:

(a) Representations and Warranties True. All the representations and warranties of Platinum and Buyer contained in this Agreement, and in any Ancillary Document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except as affected by transactions contemplated or permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

(b) Covenants and Agreements Performed. Platinum and Buyer shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by them on or prior to the Closing Date.

(c) Certificate. Seller shall have received a certificate executed on behalf of Platinum by the Chairman of the Board, the President or the Vice President - Finance of Platinum, dated the Closing Date, representing and certifying, in such detail as Seller may reasonably request, that the conditions set forth in this Section 6.01 have been fulfilled and that Platinum and Buyer are not in breach of any provision of this Agreement, including, without limitation, any representation or warranty made herein.

 (d) Opinions of Counsel. Seller shall have received an opinion of Sills Cummis Epstein & Gross P.C., legal counsel to Platinum and Buyer, dated the Closing Date, with respect to such matters as Seller or its legal counsel may reasonably request. In rendering such opinion, such counsel may rely as to factual matters upon certificates or other documents furnished by directors and officers of each of Platinum and Buyer and by government officials and upon such other documents and data as such counsel deems appropriate as a basis for such opinion. To the extent the foregoing opinion concerns the laws of any jurisdiction other than New York or New Jersey, such counsel may rely upon the opinion of legal counsel, who shall be reasonably satisfactory to Seller and who shall be admitted to practice in such other jurisdiction. Any opinion relied upon by such counsel, which shall be in form and substance reasonably satisfactory to Seller and its legal counsel, shall be delivered together with the opinion of such counsel, which shall state that such counsel believes that its reliance thereon is justified.

(e) Legal Proceedings. No Proceeding shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the Acquisition.

(f) Consents. All consents, approvals, orders, authorizations and waivers of, and all declarations, filings and registrations with, third parties (including Governmental Authorities) required to be obtained or made by or on the part of the parties hereto, or otherwise reasonably necessary for the consummation of the Acquisition, shall have been obtained or made, and all thereof shall be in full force and effect at the time of Closing, unless the failure to obtain or make any such consent, approval, order, authorization, waiver, declaration, filing or registration would not result in a Material Adverse Change with respect to Platinum or Buyer or on the business or assets of Platinum or Buyer, considered as a whole.

(g) Market Value of Platinum Common Stock. The average of the closing sale prices of a share of the Platinum Common Stock as reported on a national securities exchange or quotation system for each business day in the 60-calendar day period ending on the day before the day for Closing shall have been not less than $7.00 per share.

(h) Other Documents. Seller shall have received the certificates, instruments and documents listed below:

(i) A copy of the resolutions of the Board of Directors of Platinum authorizing the execution, delivery and performance by Platinum of this Agreement, certified by the secretary or an assistant secretary of Platinum.

(ii) Copies of the resolutions of the Board of Directors of Buyer, and those of Platinum, as the sole stockholder of Buyer, authorizing the execution, delivery and performance by Buyer of this Agreement, certified by the secretary or an assistant secretary of Buyer.

(iii) A certificate from the Secretary of State of Delaware, dated not more than 10 days prior to the Closing Date, as to the legal existence and good standing of Platinum under the laws of such state.

(iv) Certificates from the Secretary of State of Delaware, dated not more than 10 days prior to the Closing Date, as to the legal existence and good standing of Buyer under the laws of such state.

(v) An assignment and assumption of the Assumed Liabilities executed by Buyer.

(vi) Such other certificates, instruments and documents as may be reasonably requested by Seller to carry out the intent and purposes of this Agreement.

(vii) A certificate certifying that Buyer is not a "foreign person", as such term is defined in Section 1445 of the Code, and that the acquisition of the Platinum Exchange Shares is not subject to the federal income tax withholding requirements of such section of the Code.

(j) Registration Statement. The Registration Statement shall have been declared effective by the SEC.

6.02 Conditions to Obligations of Platinum and Buyer. The obligations of Platinum and Buyer to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of each of the following conditions, unless waived by Platinum and Buyer as provided herein:

(a) Representations and Warranties True. All the representations and warranties of Seller contained in this Agreement, and in any Ancillary Document delivered pursuant hereto or in connection herewith on or prior to the Closing Date, shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except as affected by transactions contemplated or permitted by this Agreement and except to the extent that any such representation or warranty is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date.

(b) Covenants and Agreements Performed. Seller shall have performed and complied with in all material respects all covenants and agreements required by this Agreement to be performed or complied with by Seller on or prior to the Closing Date.

(c) Certificate. Platinum and Buyer shall have received a certificate executed on behalf of Seller by the President of Seller, dated the Closing Date, representing and certifying, in such detail as Platinum may reasonably request, that the conditions set forth in this Section 6.02 have been fulfilled and that Seller is not in breach of any provision of this Agreement including, without limitation, any representation or warranty made herein.

(d) Opinion of Counsel. Platinum shall have received an opinion of Snell Wylie & Tibbals, legal counsel to Seller, dated the Closing Date, with respect to such matters as Platinum and its legal counsel may reasonably request. In rendering such opinion, such counsel may rely as to factual matters upon certificates or other documents furnished by managers and officers of Seller and by government officials and upon such other documents and data as such counsel deems appropriate as a basis for such opinion. To the extent the foregoing opinion concerns the laws of any jurisdiction other than Texas, such counsel may rely upon the opinion of legal counsel, who shall be reasonably satisfactory to Platinum, admitted to practice in such other jurisdiction. Any opinion relied upon by such counsel, which shall be in form and substance reasonably satisfactory to Platinum, shall be delivered together with the opinion of such counsel, which shall state that such counsel believes that its reliance thereon is justified.

(e) Legal Proceedings. No Proceeding shall, on the Closing Date, be pending or threatened seeking to restrain, prohibit or obtain material damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

(f) Consents. All consents, approvals, orders, authorizations and waivers of, and all declarations, filings and registrations with, third parties (including Governmental Authorities) required to be obtained or made by or on the part of the parties hereto, or otherwise reasonably necessary for the consummation of the Acquisiton, shall have been obtained or made, and all thereof shall be in full force and effect at the time of Closing, unless the failure to obtain or make any such consent, approval, order, authorization, waiver, declaration, filing or registration would not result in a Material Adverse Change with respect to Seller or its subsidiary or on the Business or Assets, considered as a whole.

(g)Other Documents. Platinum or Buyer, as applicable, shall have received the certificates, instruments and documents listed below:

(i) Assignments and Bills of Sale, each duly executed by Seller, transferring the Assets to Buyer free and clear of any Encumbrances except as otherwise set forth herein.

(ii) All Seller’s books and records, including, without limitation bank account records, accounting records, computer records and all contracts with third parties.

(iii) A copy of the resolutions of the Seller’s Parent authorizing the execution, delivery and performance by Seller of this Agreement, certified by the secretary or an assistant secretary of Seller’ Parent.

(iv) A copy of the resolutions of the Seller’s Board of Directors authorizing the execution, delivery and performance of Seller of this Agreement, certified by the secretary or assistant secretary of Seller.

(v)A Certificate from the Secretary of State of Colorado, dated not more than 10 days prior to the Closing Date, as to the legal existence of Seller under the laws of such state.

(vi) A Certificate from the Comptroller of Public Accounts of the State of Texas, dated not more than 10 days prior to the Closing Date, as to the good standing of Seller under the laws of such state.

(vii) A certificate certifying that Seller is not a "foreign person", as such term is defined in Section 1445 of the Code, and that the sale of the Assets is not subject to the federal income tax withholding requirements of such section of the Code.

(viii) Such other certificates, instruments and documents as may be reasonably requested by Platinum or Buyer to carry out the intent and purpose of this Agreement.

(h) Approval of Acquisition, Etc. The Acquisition, as well as an amendment to Platinum's certificate of incorporation, shall have been duly approved by the requisite vote under applicable law of the shareholders of Platinum at a duly held meeting and the shareholders of Platinum owning twenty percent (20%) or more of the shares sold in Platinum's initial public offering shall not have exercised their conversion rights as described in the Platinum's Prospectus dated October 24, 2005;

(i) Registration Statement. The Registration Statement shall have been declared effective by the SEC.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

7.01 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

(a) By mutual written consent of Seller, Platinum and Buyer; or

(b) By either Seller, Platinum or Buyer, if:

(i) The Closing shall not have occurred on or before December 31, 2006, unless such failure to close shall be due to a breach of this Agreement by the party seeking to terminate this Agreement pursuant to this clause (i); or

(ii) There shall be any statute, rule or regulation that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling or other action shall have become final and nonappealable; or

(iii) Platinum is delinquent in filing, or is no longer filing, periodic reports under the Exchange Act on the Closing Date; or

(c) By Seller if (i) any of the representations and warranties of Platinum and Buyer contained in this Agreement shall not be true and correct in any material respect, when made or at any time prior to the Closing as if made at and as of such time, in any respect which is material to Platinum and Buyer or the ability of Platinum and Buyer to consummate the transactions contemplated hereby or (ii) Platinum or Buyer shall have failed to fulfill in any material respect any of its material obligations under this Agreement, which failure is material to the obligations of Platinum and Buyer under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty or failure (provided it can be cured) has not been cured within ten (10) days of actual knowledge thereof by Platinum or Buyer; or

(d) By Platinum and Buyer if (i) any of the representations and warranties of Seller contained in this Agreement shall not be true and correct in any material respect, when made or at any time prior to the Closing as if made at and as of such time, in any respect which is material to Seller considered as a whole or the ability of Seller to consummate the transactions contemplated hereby or (ii) Seller shall have failed to fulfill in any material respect any of its material obligations under this Agreement, which failure is material to the obligations of Seller under this Agreement, and, in the case of each of clauses (i) and (ii), such misrepresentation, breach of warranty or failure (provided it can be cured) has not been cured within ten (10) days of actual knowledge thereof by Seller.

7.02 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.01 by Platinum and Buyer, on the one hand, or Seller, on the other, written notice thereof shall forthwith be given to the other party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, and there shall be no liability hereunder on the part of Platinum, Buyer or Seller or any of their respective directors, officers, managers, employees, stockholders or representatives, except that the agreements contained in this Section 7.02 and in Sections 5.04, 5.08 and 5.14 shall survive the termination hereof. Nothing contained in this Section 7.02 shall otherwise relieve any party from liability for damages actually incurred as a result of any breach of this Agreement.

7.03 Waiver. Each of Seller, on the one hand, and Platinum and Buyer, on the other, may (a) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate or writing delivered pursuant hereto; and (b) waive compliance by the other with any of the other’s agreements or fulfillment of any conditions to its own obligations contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party. No failure or delay by a party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

7.04 Remedies Not Exclusive. In the event this Agreement is terminated prior to Closing, the rights and remedies provided in this Article VII shall be cumulative and not exclusive of any rights or remedies provided by law. The rights and remedies of any party based upon, arising out of, or otherwise in respect of any inaccuracy in or breach of any representation, warranty, covenant or agreement contained in this Agreement shall in no way be limited by the fact that the act, omission, occurrence or other state of facts upon which any claim of any such inaccuracy or breach is based may also be the subject matter of any other representation, warranty, covenant or agreement contained in this Agreement (or in any other agreement between the parties) as to which there is no inaccuracy or breach.

ARTICLE VIII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES/INDEMNIFICATION

8.01 Survival. All representations and warranties, covenants and agreements of the parties contained in this Agreement shall survive the Closing. All representations, warranties, covenants and agreements of the parties contained in this Agreement shall expire, terminate and be of no force and effect on and after the expiration of the close of business on the first anniversary of the Closing Date, except that:

(a) (a) The representations and warranties regarding title to the Assets contained in 4.01(j) and the indemnifications set forth in Sections 8.02 and 8.03 shall survive indefinitely; and

(b) The representations and warranties regarding the Taxes, Tax Return filings and payments of Taxes, contained in Section 4.01(n) and Section 4.02(i) hereof shall survive until ninety (90) days after the expiration of the applicable statutory period of limitation (including extensions thereto granted prior to the Closing Date).

(c) The covenants set forth in Sections 5.04, 5.15 and 5.16 hereof shall survive for the minimum period required to effectuate the intent of the provisions of such Sections.

8.02 Indemnification by the Control Persons. Subject to the terms and conditions of this Article VIII, the Control Persons, severally in the proportions set forth in Annex “C”, shall indemnify, defend and hold harmless Platinum and Buyer and their respective Affiliates (collectively, the “Platinum Indemnitees”) from and against any and all claims, losses, damages, liabilities, judgments, costs and expenses (including reasonable attorneys’ fees and expenses) (collectively, “Damages”), incurred by any of the Platinum Indemnitees by reason of or resulting from (a) any breach by Seller of any of its representations, warranties, covenants or agreements contained in this Agreement, (b) the Excluded Liabilities, (c) the operation of Seller prior to the Closing Date other than for the Assumed Liabilities; and (d) liabilities incurred as a result of the cancellation of shares of common stock of Seller’s Parent originally issued to Aritex Corporation (collectively “Platinum Claims”). Notwithstanding the foregoing, the indemnification obligations of the Control Persons pursuant to this Section 8.02 shall be subject to the following limitations:

(i) No indemnification shall be required to be made by the Control Persons pursuant to this Section 8.02 with respect to any Platinum Claims to the extent that the aggregate amount of Damages incurred by Platinum and Buyer exceeds Ten Million and No/100 Dollars ($10,000,000.00) in total amount.

(ii) No indemnification shall be required to be made by any Control Person pursuant to this Section 8.02 with respect to any Platinum Claims unless and until the aggregate amount of Damages incurred by the Platinum Indemnitees with respect to all Platinum Claims exceeds Five Million and No/100 Dollars ($5,000,000.00), it being agreed and understood that, if such amount is exceeded, the Control Persons shall not be liable to the full extent of such Damages but shall be liable only to the extent that the aggregate amount of Damages incurred by the Platinum Indemnitees exceeds Five Million and No/100 Dollars ($5,000,000.00).

(iii) The amount of Damages required to be paid by the Control Persons to the Platinum Indemnitees pursuant to this Section 8.02 as a result of any Platinum Claim shall be reduced to the extent of any amounts to which the Platinum Indemnitees are entitled to receive pursuant to the terms of the insurance policies (if any) covering such Platinum Claim.

(iv) The amount of Damages required to be paid by the Control Persons to the Platinum Indemnitees pursuant to this Section 8.02 as a result of any Platinum Claim shall be reduced by the amount of any Tax benefit actually realized by the Platinum Indemnitees as a result of such Platinum Claim (the “Platinum Claim Reduction Amount”).

(v) No indemnification shall be required to be made by the Control Persons pursuant to this Section 8.02 with respect to any Platinum Claims arising out of or resulting from the breach of the representations and warranties of Seller contained in Article IV if the Control Persons, or any of them, can establish that Platinum had actual knowledge on or before the Closing Date of the event, occurrence, condition or circumstance constituting such breach.

(vi) The indemnification obligations of the Control Persons pursuant to this Section 8.02 shall be limited to actual damages and shall not include incidental, consequential, indirect, punitive or exemplary damages.

(vii) All indemnification obligations of the Control Persons shall be made in cash or at the option of the Control Persons in shares of Platinum Common Stock having a fair market value based upon the 60-Day Average Adjusted Price equal to the amount of such obligation.

(viii) Notwithstanding anything herein to the contrary, the limitations set forth in subsections (i) and (ii) above shall not apply with respect to Platinum Claims relating to liabilities incurred by the Platinum Indemnitees as a result of the cancellation of shares of common stock of Seller’s Parent originally issued to Aritex Corporation.

8.03 Indemnification by Platinum. Subject to the terms and conditions of this Section 8.03, Platinum shall indemnify, defend and hold harmless the shareholders of Seller’s Parent (collectively, the “Tandem Shareholder Indemnitees”) from and against any and all Damages incurred by any the Tandem Shareholders by reason of or resulting from (a) any breach by Platinum or Buyer of any of its representations, warranties, covenants or agreements contained in this Agreement; or (b) the Assumed Liabilities (collectively “Tandem Shareholder Claims”). Notwithstanding the foregoing, the indemnification obligations of Platinum pursuant to this Section 8.03 shall be subject to the following limitations:

(i) No indemnification shall be required to be made by Platinum pursuant to this Article X with respect to any Tandem Shareholder Claims to the extent that the aggregate amount of Damages incurred by the Tandem Shareholder Indemnitees exceeds Ten Million and No/100 Dollars ($10,000,000.00) in total amount.

(ii) No indemnification shall be required to be made by Platinum pursuant to this Article X with respect to any Tandem Shareholder Claims unless and until the aggregate amount of Damages incurred by the Tandem Shareholder Indemnitees with respect to all Tandem Shareholders Claims exceeds Five Million and No/100 Dollars ($5,000,000.00), it being agreed and understood that, if such amount is exceeded, Platinum shall not be liable to the full extent of such Damages but shall be liable only to the extent that the aggregate amount of Damages incurred by the Tandem Shareholder Indemnitees exceeds Five Million and No/100 Dollars ($5,000,000.00).

(iii) The amount of Damages required to be paid by Platinum to the Tandem Shareholder Indemnitees pursuant to this Section 8.03 as a result of any Tandem Shareholder Claim shall be reduced to the extent of any amounts to which the Tandem Shareholder Indemnitees are entitled to receive pursuant to the terms of the insurance policies (if any) covering such Tandem Shareholder Claim.

(iv) The amount of Damages required to be paid by Platinum to the Tandem Shareholder Indemnitees pursuant to this Section 8.03 as a result of any Tandem Shareholder Claim shall be reduced by the amount of any Tax benefit actually realized by the Tandem Shareholder Indemnitees as a result of such Tandem Shareholder Claim (the “Tandem Shareholder Claim Reduction Amount”).

(v) No indemnification shall be required to be made by Platinum pursuant to this Section 8.03 with respect to any Tandem Shareholder Claim arising out of or resulting from the breach of the representations and warranties of Platinum or Buyer contained in Article IV if Platinum can establish that a Control Person had actual knowledge on or before the Closing Date of the event, occurrence, condition or circumstance constituting such breach.

(vi) The indemnification obligations of Platinum pursuant to this Section 8.03 shall be limited to actual damages and shall not include incidental, consequential, indirect, punitive or exemplary damages.

(vii) All indemnification obligations of Platinum shall be made in shares of Platinum Common Stock having a fair market value based upon the 60-Day Average Adjusted Price equal to the amount of such obligation.

(viii) No indemnification shall be required for any Tandem Shareholder Claims relating to or arising out of the liquidation and dissolution of Seller, including, without limitation, the failure or delay of Seller to effect or consummate such liquidation and dissolution or the tax treatment of such liquidation and dissolution.

(ix) Notwithstanding anything herein to the contrary, the limitations set forth in subsections (i) and (ii) above shall not apply with respect to Tandem Shareholder Claims relating to liabilities incurred by the Tandem Shareholder Indemnitees as a result of any claims by Lance Duncan or his Affiliates for broker’s, finders or other fees relating to the Acquisition.

8.04 Indemnification Procedure. The following indemnification procedures shall apply to the indemnification rights set forth in Sections 8.02 and 8.03:

(a) Platinum Claims. Platinum shall give prompt written notice to the Tandem Representative (as such term is defined in Section 8.05 of this Agreement) of any claim for which indemnification pursuant to Section 8.02 is being sought (a “Notice of Platinum Claim”). The Notice of Platinum Claim shall set forth with reasonable specificity the basis under this Agreement, and the facts that otherwise form the basis, of such Platinum Claim; provided, however, that the failure of the Platinum Indemnitee to provide a Notice of Platinum Claim shall not preclude it from seeking indemnification hereunder unless such failure has materially prejudiced the Control Person’s ability to defend such claim..

If the Platinum Claim involves results from or in connection with a lawsuit or other legal action brought by an unrelated third party, the Control Persons shall be entitled to, at their sole expense, either:

(i)	to participate therein; or

(ii)
to assume the entire defense thereof with counsel who is selected by it and who is reasonably satis-fac-tory to the Platinum Indemnitees, provided that the Control Persons agree in writing that they do not and will not contest their responsibility for indemnifying the Platinum Indemnitees in respect of such Platinum Claim, and no settlement shall be made without the prior written consent of the Platinum Indemnitees which shall not be unreasonably withheld (except that no such consent shall be required if the claimant is entitled under the settlement to only monetary damages to be paid solely by the Control Persons). If, however, the Claim would, if successful, result in the imposition of Damages for which the Control Persons would not be solely responsible hereunder, or representation of both parties by the same counsel would otherwise be inappropriate due to actual or potential differing interests between them, then the Platinum Indemnitees shall not be entitled to assume the entire defense and each party shall be entitled to retain counsel (at their own expense) who shall cooperate with one another in defending against such Claim. If the Control Persons do not choose to defend against a Platinum Claim by a third party, the Platinum Indemnitees may defend against such Platinum Claim in such manner as it deems appropriate or settle such Platinum Claim (after giving notice thereof to the Control Persons) on such terms as the Platinum Indemnitees may deem appropriate, and the Platinum Indemnitees shall be entitled to periodic reimbursement of expenses incurred in connection therewith and prompt indemnification from the Control Persons, including without limitation reasonable attorneys' fees, in accordance with Section 8.02 hereof.

In the event the Platinum Claim involves any action by an unaffiliated third party, no compromise or settlement thereof may be effected by Platinum without the Tandem Representative’s consent (which shall not be unreasonably withheld).

(b) Tandem Claims. The Tandem Representative shall give prompt written notice to Platinum of any claim for which indemnification pursuant to Section 8.03 is being sought (a “Notice of Tandem Claim”). The Notice of Tandem Claim shall set forth with reasonable specificity the basis under this Agreement, and the facts that otherwise form the basis, of such Tandem Claim; provided that the failure of any Tandem Shareholder Indemnitee to provide a Notice of Tandem Claim shall not preclude it from seeking indemnification hereunder unless such failure has materially prejudiced Platinum’s ability to defend such claim..

Any Tandem Claim for which indemnification is being sought shall be handled in the same manner as a Platinum Claim would be handled pursuant to Section 8.04(a).

8.05 Tandem Representative. For purposes of this Article VIII, the Tandem Shareholders shall be represented by Tim G. Culp or such other person (the “Tandem Representative”) as may be designated from time to time by the Control Persons upon written notice to Platinum. Platinum shall (i) give the Tandem Representative and his agents, representatives and advisors access to all employees, offices and other facilities, and all books and records of the Platinum and Buyer and (ii) furnish the Tandem Representative and his agents, representatives and advisors with such financial and operating data and other information with respect to Platinum and Buyer, in each case as the Tandem Representative may reasonably require to verify the accuracy of any Platinum Claim or Damages alleged by any Platinum Indemnitee.

8.06 Sole Remedy. Except as otherwise provided in this Section, Seller, Control Persons, Platinum and Buyer acknowledge and agree that, following the Closing, the indemnification provided in this Article VIII shall be the sole and exclusive remedy available to the Tandem Shareholders, on the one hand, and Platinum and Buyer, on the other, with respect to any claims arising out of, based upon or in any way connected with the transactions contemplated by this Agreement, including, without limitation, for any breach or inaccuracy of the representations and warranties set forth in Article IV, except for any claim for fraudulent inducement. The provisions of the foregoing sentence shall apply only to monetary damages and shall not restrict a party from seeking specific performance or other nonmonetary and equitable remedies for breach of another part of this Agreement.

ARTICLE IX

MISCELLANEOUS

9.01 Entire Agreement. This Agreement, together with the Schedules, Exhibits, Annexes, Ancillary Documents and other writings referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof. Each party to this Agreement acknowledges that no representations, inducements, or agreements, oral or otherwise have been made by any party, or anyone acting on behalf of any party, which are not embodied herein or in the Schedules, Annexes and Exhibits hereto, and no other agreement, statement or promise not contained in this Agreement or in the Schedules, Annexes or Exhibits hereto shall be binding. The parties hereto have had the opportunity to consult with their respective attorneys concerning the meaning and the import of this Agreement and the Schedules, Annexes and Exhibits hereto and each has read this Agreement and the Schedules and Exhibits hereto, as signified by such party’s signature below, and are executing the same for the purposes and consideration herein expressed.

9.02 Binding Effect; Assignment; No Third Party Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, heirs, personal representatives and permitted assigns; provided, however, that neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (by operation of law or otherwise) without the prior written consent of the other parties, except that upon written notice to Seller (a) Buyer may assign to any other direct wholly owned domestic corporate subsidiary of Platinum all of Buyer’s rights, interests or obligations hereunder, provided as a condition of such assignment to any subsidiary of Platinum, such subsidiary shall be required to make the same representations to Seller as Buyer had under Article IV hereof. Except as set forth in this Section 9.01, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than Platinum, Buyer and Seller any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

9.03 Severability. If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

9.04 Governing Law. This Agreement shall be governed by and construed in accordance with the substantive laws of the State of Texas regardless of the laws that might otherwise govern under principles of conflicts of laws applicable thereto.

9.05 Notices. All notices, requests, demands, claims and other communications required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery (effective upon delivery); (b) facsimile (effective on the next day after transmission); (c) recognized overnight delivery service (effective on the next day after delivery to the service); or (d) registered or certified mail, return receipt requested and postage prepaid (effective on the third day after being so mailed), in each case addressed to the intended recipient as set forth below:

If to Platinum or Buyer:

Platinum Energy Resources, Inc.
152 West 57th Street
New York, New York 10019
Attention: Mark Nordlicht
Facsimile: 212-581-0002

With a copy to:

Sills Cummis Epstein & Gross P.C.
One Riverfront Plaza
Newark, New Jersey 07102
Attention: Eliezer M. Helfgott
Facsimile: 973-643-6500

If to Seller:

Tandem Energy Corporation
Post Office Box 1559
Midland, Texas 79702-1559
Attention: Tim G. Culp
Facsimile: 432-686-0527

With a copy to:

Snell Wylie & Tibbals
8150 North Central
Suite 1800
Dallas, Texas 75206
Attention: Phillip A. Wylie
Facsimile: 214-691-2501

Any party may change his or its address for receiving notices by giving written notice of such change to the other parties in accordance with this Section 9.05.

9.06 Injunctive Relief. The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.

9.07 DTPA Waiver. To the extent applicable to the transaction contemplated hereby, each of Platinum and Buyer waives the provisions of the Texas Deceptive Trade Practices Act, Chapter 17, Subchapter E, Sections 17.41 through 17.63, inclusive, Texas Bus. & Com. Code. Notwithstanding the foregoing, the parties hereto agree that such waiver shall not in any way modify, limit, reduce or otherwise impact the obiligations of the Control Persons pursuant to Section 8.02 of this Agreement.

9.08 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

9.09 Counterparts. This Agreement may be executed by the parties hereto in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same agreement. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all, the parties hereto.
14.6
9.10 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only, do not constitute a part of this Agreement and shall not affect in any manner the meaning or interpretation of this Agreement.

9.11 Gender. Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.

9.12 References. All references in this Agreement to Articles, Sections and other subdivisions refer to the Articles, Sections and other subdivision of this Agreement unless expressly provided otherwise. The words “this Agreement”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Whenever the words “include”, “includes” and “including” are used in this Agreement, such words shall be deemed to be followed by the words “without limitation”. Each reference herein to a Schedule or Exhibit refers to the item identified separately in writing by the parties hereto as the described Schedule or Exhibit to this Agreement. All Schedules, Annexes and Exhibits are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

9.13 United States Dollars. Unless expressly indicated otherwise, all dollar amounts in this Agreement and the Schedules and Exhibits hereto are expressed in United States dollars.

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Signatures

To evidence the binding effect of the foregoing terms and condition, the parties have caused their respective duly authorized representative to execute and deliver this Agreement on the date first above written.

Seller:

TANDEM ENERGY CORPORATION

By:	/s/ Tim G. Culp
Tim G. Culp
President

Platinum:

PLATINUM ENERGY RESOURCES, INC.

By:	/s/ Mark Nordlicht
Mark Nordlicht,
Chairman

Buyer:

PER ACQUISITION CORP.

By:	/s/ Mark Nordlicht
Mark Nordlicht
President

CONTROL PERSON AGREEMENT

The following persons hereby acknowledge that (i) they are the Control Persons defined in the foregoing Asset Acquisition Agreement and Plan of Reorganization, and (ii) they are executing and delivering this Control Person Agreement in their individual capacities to evidence their agreement to be bound by the provisions of Section 8.02 of the Asset Acquisition Agreement and Plan of Reorganization, but not otherwise.

By:	/s/ Tim G. Culp
Tim G. Culp

By:	/s/ Jack A. Chambers
Jack A. Chambers

By:	/s/ Michael G. Cunningham
Michael G. Cunningham

By:	/s/ Todd M. Yocham
Todd M. Yocham